Exhibit 1.11

report of operAtions

Operating environment

the operating environment in 2013 remained in line with the comparison year as the overall demand in ahlstrom’s main markets continued to be soft with regional variations. geographically, demand in europe remained weak, particularly in the southern part of the continent. the north american market showed some positive signs especially towards year end, while growth was fastest in asia.

in the advanced Filtration business area, the market for laboratory and life science filtration and gas turbine applications continued to strengthen, particularly in north america and europe. demand for water applications grew as well.

In the Building and Energy business area, demand for flooring materials stagnated in europe following a more favorable development earlier in the year. the market for wind energy applications was steady at a low level. demand for wallpaper and wallcovering materials in europe showed signs of declining, while improved in china towards year end. demand for construction-related materials remained soft.

in the Food and medical business area, the market for food packaging products continued to be solid and demand for masking tape and beverage improved towards year end, especially in europe and asia. demand for medical fabrics remained soft, particularly in north america.

in the transportation Filtration business area, the market for transportation filtration materials, including heavy duty, in North America started to grow in the second half of the year after volatile development in the beginning of the year. demand in europe showed signs of improving towards year end following an earlier stable development. demand in asia grew throughout the year. in south america, currency devaluations caused a market slowdown in the second half of the year.

market pulp prices, soft wood pulps in particular, increased during the year. The prices of synthetic fibers such as polyester and viscose were stable, whereas polypropylene prices rose. the prices of chemicals in general were either stable or increased. in its production, ahlstrom uses chemicals such as latex, liquid solvents and starch. the prices of liquid solvents like phenolic resins remained at a high level. natural gas prices increased.

Development of net sales

january–december 2013 compared with january–december 2012

net sales in January–december 2013 increased by 0.4% to eur 1,014.8 million, compared with eur 1,010.8 million in January–december 2012. the increase was mainly due to higher selling prices and a favorable product mix as well the munktell acquisition. an adverse currency effect had a negative impact on net sales. net sales growth at constant currency rates was 2.9%.

Breakdown of the change in net sales at comparable currency rates:

net sales

Q1–Q4/2012, eur million 1,010.8

price and mix, % 1.4 currency, % -2.5 Volume, % 1.0 closures, divestments and new assets, % 0.5 total, % 0.4

Q1–Q4/2013, eur million 1,014.8

net sales in advanced Filtration rose by 28.7% to eur 97.9 million in transportation Filtration by 4.5% to eur 306.8 million. net sales in Building and energy fell by 0.3% to eur 275.7 million and in Food and medical by 5.9% to eur 338.4 million.

total sales volumes in metric tons rose 1.5% from the comparison period. sales volumes rose in advanced Filtration (16.6%) and in transportation Filtration (5.8%). Volumes were unchanged in Building and energy and fell in Food and medical (-1.5%)

total sales volumes, excluding the impact of acquisitions and capacity closures, increased by 2.5%.

Result and profitability

january–december 2013 compared with january–december 2012

Operating profit excluding non-recurring items was EUR 13.4 million (EUR 21.1 million) and operating profit was EUR 10.7 million (EUR 21.8 million).

Non-recurring items affecting the operating profit were EUR -2.7 million (EUR 0.7 million). The figure includes a EUR 1.3 million cost from the divestment of the West carrollton plant, a eur 1.4 million cost for the closure of the Binzhou specialty reinforcement line and a gain of eur

2.6 million booked for the sale of shares in paperinkeräys oy. in the comparison period, the Building and energy business area booked a

EUR 4.1 million gain on sales of fixed assets and a EUR 1.0 million reversal of an unused provision from a landfill clean-up, and the Transportation

Filtration business area booked a cost of approximately eur 4.3 million related to the closure of a plant in spain.

The decrease in operating profit excluding non-recurring items was mainly due to increased raw material and energy costs as well as increase in selling, general and administrative expenses. some of these costs were previously reported in discontinued operations, but are now included in continuing operations following the completion of the label and processing demerger. these additional costs will be addressed by the rightsizing program announced in august 2013 and further cost savings announced in January 2014.

2 report oF operations ahlstrom Financials 2013

Ahlstrom Financials 2013 REPORT OF OPERATIONS 3

Operational inefficiencies caused by boiler problems at the Osnabrück site had approximately a negative impact of EUR 2.6 million on operating profit. Commercialization of start-up operations in the Food and Medical business area continued to burden the result. The three start-up operations mentioned above contributed approximately EUR 13.2 million loss in operating profit. Higher selling prices, improved product mix and increased volumes had a positive impact on operating profit.

Operating profit excluding non-recurring items of the Advanced Filtration business area increased to EUR 12.8 million from the comparison period of EUR 9.5 million. Operating profit amounted to EUR 12.8 million (EUR 9.5 million). Operating profit excluding non-recurring items of the Building and Energy business area fell to EUR 2.7 million (EUR 4.3 million). Operating profit amounted to EUR 1.3 million (EUR 9.9 million). Operating profit excluding non-recurring items of the Food and Medical business area fell to EUR 1.1 million from EUR 6.3 million. The operating loss was EUR 1.1 million (EUR 5.3 million profit). Operating profit excluding non-recurring items of the Transportation Filtration business area rose to EUR 14.4 million (EUR 11.7 million). Operating profit amounted to EUR 14.1 million (EUR 7.4 million).

The loss before taxes was EUR 15.4 million (EUR 6.4 million loss). The figure includes a EUR 5.7 million loss from the company's share of equity accounted investments mainly related to Suominen Corporation. Due to the divestment of Codi Wipes, Suominen recognized a non-recurring loss of EUR 16.8 million, of which Ahlstrom's share was EUR 4.6 million.

Income taxes amounted to EUR 3.5 million (EUR 10.0 million). No deferred tax revenues and tax assets were recognized for companies with uncertain profit forecasts or for losses in associated companies. In addition, the effective tax rate is impacted by the relatively large share of pre-tax profits in countries with higher tax rates.

The loss for the period was EUR 18.9 million (EUR 16.4 million loss).

Earnings per share with the effect of interest on the hybrid bond were EUR -0.46 (EUR -0.44).

Discontinued operations

Combination of the Label and Processing business and Munksjö AB

On May 24, 2013, Ahlstrom completed the first phase (LP Europe demerger) of the combination of its Label and Processing business in Europe and Munksjö AB. The combination created a new global leader in high-quality specialty papers. The second phase of the transaction, the demerger of Coated Specialties in Brazil, was completed on November 29, 2013.

On December 31, 2013 Ahlstrom completed the divestment of its pre-impregnated décor papers and abrasive paper backings businesses to Perusa, a German-based private equity group. The divestment was made to comply with the commitments made to the European Commission and to the Brazilian competition authority CADE as disclosed in May 2013.

Result from discontinued operations

The operative result for the European operation of the Label and Processing business has been included until May 27, 2013 and the operative result from Coated Specialties until December 2, 2013. The Brazilian operation of the former Home and Personal business area and pre-impregnated décor papers and abrasive paper backings businesses were included throughout the review period. All operative figures exclude depreciation. The sale of the Brazilian operation of the former Home and Personal business area to Suominen Corporation is expected to be completed in February 2014.

In January-December 2013, the profit from discontinued operations for the period was EUR 75.9 million (EUR 16.4 million). The figure includes a net of tax EUR 42.3 million impairment loss recognized on the re-measurement to fair value and costs to sell. In addition, it includes a demerger effect of approximately EUR 113.3 million, which includes among other things recognition of distribution liability to fair value and a write down related to the fair valuation of Munksjö Oyj shares.

NET SALES*


MEUR
1,200
1,000
800
600
400
200
0
293.5
306.8
359.4
338.4
276.6
275.7
76.1
97.9
2012
2013
Advanced Filtration
Building and Energy
Food and Medical
Transportation Filtration
Trading and eliminations

* Continuing operations

2013 OPERATING PROFIT* DECREASE DRIVEN BY HIGHER RAW MATERIAL/ENERGY, AND OTHER COSTS


MEUR
30
25
20
15
10
5
0
21.1
+0.2
+5.6
-8.7
-5.0
+1.2
-1.1
13.4
OP excluding non-recurring items
Selling price
Volume
Raw materials and energy
Other costs
New units
Foreign exchange
OP excluding non-recurring items
2012
2013
Price increases only partially compensated for higher input costs
New units include Munktell
Other costs include higher SGA post LP demerger and impact from Osnabrück related boiler problems
Increase in raw material and energy costs mainly energy related

* Continuing operations, excluding non-recurring items

4 report oF operations ahlstrom Financials 2013

Result including discontinued operations

In January-December 2013, the profit for the period including discontinued operations was eur 57.0 million (eur 0.1 million loss). earnings per share with the effect of interest on the hybrid bond were eur 1.17 (eur -0.09).

return on equity (roe) was 13.8% (0.0%).

The figures above include the demerger effects explained in the previous section.

Net financial expense (continuing operations)

In January–December 2013, net financial expense was EUR 20.4 million (EUR 21.2 million). Net financial income includes net interest expenses of EUR 17.4 million (EUR 17.7 million), a financing exchange rate loss of EUR 0.2 million (EUR 0.1 million), and other financial expense of EUR 2.8 million (eur 3.4 million expense).

Financing (including discontinued operations)

In January-December 2013, net cash flow from operating activities amounted to EUR 41.0 million (EUR 78.7 million), and cash flow after investments was eur -117.4 million (eur 1.2 million). the January-

December 2013 figure for cash flow after investments includes ahlstrom’s investment in munksjö oyj shares of approximately eur 78.5 million.

as of december 31, 2013, operative working capital amounted to eur 108.0 million (eur 169.3 million at the end of 2012). its turnover fell to 36 days from 41 days at the end of 2012.

ahlstrom’s interest-bearing net liabilities stood at eur 291.7 million (eur 303.4 million at the end of 2012). ahlstrom’s interest bearing liabilities amounted to eur 330.4 million (eur 358.9 million at the end of 2012).

The modified duration of the loan portfolio (average interest rate fixing period) was 10.6 months and the capital weighted average interest rate was 4.34%. the average maturity of the loan portfolio was 32.4 months.

INTEREST-BEARING NET LIABILITIES

MEUR % 500 100

400 80 300 60 200 40 100 20

0 0

09 10 11 12 13

Gearing ratio, %

the company’s liquidity continues to be good. at the end of the review period, its total liquidity, including cash and unused committed credit facilities, was eur 290.4 million (eur 314.8 million). in addition, the company had undrawn uncommitted credit facilities and cash pool overdraft limits of eur 140.9 million (eur 151.0 million) available.

the gearing ratio stood at 85.5% (74.2% at the end of september 2013,

62.5% at the end of 2012). the equity ratio was 35.2% (33.9% at the end of september 2013, 36.2% at the end of 2012). in the fourth quarter of 2013, the gearing ratio was negatively affected by a eur 9.5 million payment to Munksjö Oyj for the settlement of certain supplier financing issues. in addition, interest payment on hybrid bond and non-recurring costs related to the sale of West carrollton and closure of a production line in Binzhou, china had a negative impact. the issuance of a new eur 100 million hybrid bond had a positive impact on gearing and equity ratios.

new hybrid bond

on september 19, 2013, ahlstrom issued a eur 100 million hybrid bond.

The bond pays an annual coupon of 7.875% and the first call date is in October 2017. On November 24, 2013 Ahlstrom redeemed the final amount of the eur 80 million hybrid bond issued in 2009.

Capital expenditure

ahlstrom’s capital expenditure excluding acquisitions from continuing operations totaled eur 76.1 million in January-december 2013 (eur

74.1 million). the expenditure includes projects such as a wallcovering materials production line in Binzhou, china, and additional capacity in filtration materials in Turin, Italy.

Rightsizing program

Following the completion of the label and processing demerger, ahlstrom initiated a rightsizing program to bring down the costs of the company to reflect its new size and scope.

ahlstrom expanded its rightsizing program from the previously communicated eur 35 million to eur 50 million as announced on January 30, 2014. the majority of the planned actions related to the rightsizing

CAPITAL EXPENDITURE EXCL. ACQUISITIONS

MEUR 80

60 40 20

0 09 10 11* 12* 13*

* Continuing operations

Ahlstrom Financials 2013 report oF operations 5

program will be realized by the end of 2014, and the full impact of the program is expected to be visible in 2015. as a result of the planned program, ahlstrom’s personnel is estimated to be reduced by approximately 400 people globally at the maximum, instead of the earlier estimated 350 people as communicated with the previous cost savings target on august 7, 2013.

the targeted savings will be derived from all business areas and functions globally. in particular, the aim is to reduce selling, general and administration (SGA) costs and further improve supply chain efficiency. the aim is to bring the sga costs back to a level of 10-11% of net sales in 2015.

the planned changes and personnel impacts are subject to employee consultation processes, which will be initiated according to local legislation in the countries affected.

ahlstrom plans to book non-recurring costs of approximately eur 15 million related to rightsizing during the years 2014–2015.

the program is moving ahead as targeted. as of december 31, 2013, approximately eur 12 million in cost savings, of which approximately eur 5 million is derived from costs being transferred to munksjö oyj and reported in discontinued operations, were achieved and only minor restructuring costs were booked.

Business structure

ahlstrom is one of the world’s leading manufacturers of high performance fiber-based materials. This strong global position is based on the company’s innovative products and technologies, backed by its worldwide production capacity. the company has operations in more than 20 countries. the parent company ahlstrom corporation is a Finnish publicly listed company with its registered office in Helsinki. ahlstrom has several subsidiaries, which are listed in the notes to the Financial statements.

ahlstrom’s business is reported in six segments; advanced Filtration, Building and energy, Food, medical, transportation Filtration, and trading and new Business. the current structure has been effective since January 1, 2014, when the former Food and medical business

R&D EXPENDITURE

MEUR 25

20 15 10 5

0 09 10 11* 12* 13*

* Continuing operations

area was divided into two segments: Food business area and medical business area.

The Advanced filtration business area serves customers mainly in the water, energy, healthcare, food and beverage, and environmental control industries. examples of end-use applications include water and air filtration, gas turbine filtration, and life science and laboratory filtration.

The Building and energy business area serves customers mainly in the construction, energy, fabric care, marine and transportation industries.

Examples of end-use applications include wallcoverings, floorings, building panels, fabric care applications, car interiors, wind turbine blades and boat hulls.

The food business area serves customers primarily in the food, beverage and construction industries. examples of end-use applications include tea bags, coffee filters, fibrous meat casings, food packaging, baking papers and masking tape.

The Medical business area serves customers primarily in the medical and healthcare industries. examples of end-use applications include surgical gowns and drapes, as well as face masks and sterilization wraps.

The Transportation filtration business area serves the automotive industry. examples of end-use applications include engine oil, fuel, transmission and cabin air filtration for cars and heavy duty trucks.

Product and technology development

in 2013, ahlstrom invested approximately eur 19.3 million (eur 17.1 million in 2012, eur 16.1 million in 2011), or 1.9% (1.7%, 1.6%) of the company’s net sales from continued operations, into research and development. as in the previous years, ahlstrom launched new products and technologies to reinforce its leading position in the fiber-based materials market. in 2013, 13.0% of ahlstrom’s net sales were generated by new products (11.0% in 2012). the company’s strategic target is to generate at least 20% of net sales from new products. in order to strengthen its intellectual property rights portfolio, Ahlstrom filed 12 new inventions. This compares with 11 new inventions filed in 2012.

PATENTS*

14 12 10 8 6 4 2

0 09 10 11 12 13

*Newinventionsfiled

6 report oF operations ahlstrom Financials 2013

ahlstrom has continued to invest in and develop its product development management processes. the company utilizes the outcome driven innovation® approach in order to have better capabilities to understand customers’ unmet needs and bring new products faster to the market. during the year, a product development center was established in shanghai and the facility will be inaugurated in early 2014.

in product design ahlstrom applies an ecodesign approach, where new products are designed to minimize the environmental impacts over their whole life cycle. key priorities include the removal of hazardous chemicals, using materials with low impact on the environment, optimization of the product’s end-of-life and energy efficiency.

key new product launches in 2013

the company’s Building and energy business area launched ahlstrom

AceBlade™, glass fiber reinforcement with superior fatigue resistance for the wind energy market. the advanced Filtration business area introduced Ahlstrom Flow2Save™, a new high efficiency filtration media for improved indoor air quality. in the transportation Filtration, ahlstrom

Captimax™ is the best-in-class fuel filtration media allowing smaller filter size. The Food and Medical business area launched Ahlstrom tenderguard™, a new soft fabric for surgical gowns.

Sustainability

ahlstrom is committed to sustainable development, which for the company means a balance between economic, social, and environmental responsibility. these principles are applied throughout a product’s value chain, from raw materials to production and all the way to the end of the entire life cycle.

Natural fibers are by far the most significant of Ahlstrom’s raw materials. The company considers it important for the fibers to come from sustainably managed forests. Ahlstrom buys wood pulp only from certified suppliers, or from suppliers that are in the process of being certified i.e. by the most widely used sustainable forest management certification systems. over 80% of the raw materials used by ahlstrom are sourced from renewable sources.

in matters concerning occupational health and safety, environment and asset protection (hsea), ahlstrom applies a continuous improvement model. In the company’s view, no significant changes affecting the company’s operations or product assortment are expected to take place in the legislation governing these issues.

Risks and risk management

The following risks were identified as the major business risks based on the risk assessments conducted at the Business area, group function and emt levels in 2013.

continuing uncertainty in the economic environment in ahlstrom’s key markets was reflected for the third consecutive year in the risk assessment results. potential changes in the demand for ahlstrom’s products due to the prevailing economic situation, also in emerging markets such as asia, as well as ahlstrom’s ability to anticipate and react to changes in the markets in time continues to receive attention in the risk assessments throughout the organization. economic cycles affect the demand for ahlstrom’s products especially in the building, marine and automotive industries. they also have an impact on the price development of the raw materials used. on the other hand, the effect of cycles is less pronounced in the food, packaging, medical and healthcare industries where ahlstrom also has a strong presence globally.

strategic risks

the company aims at responding to the uncertainty in demand by various short-term and more long-term solutions such as temporary lay-offs, strict cost control, an integrated demand planning process that has been rolled-out throughout the company and focus on improving customer intimacy. also, developments in the key market areas are closely analyzed and underlying trends are utilized in order to improve the Company’s abilities to forecast fluctuations in demand at an earlier stage. as part of more long-term solutions, the company regularly reviews the need for restructuring and reassesses its investment strategy and product portfolio.

Ahlstrom’s focus on expanding in key Asian markets was reflected in the risk assessments in terms of the various factors that affect the success of the expansion. the factors range from ahlstrom’s capabilities to adjust to the local ways of working and practices to the evolving regulatory and competitive environment and to the ability to roll-out the harmonized ahlstrom ways of working also in the new markets.

the company aims at ensuring a successful expansion to emerging markets by a diverse set of risk management actions. the company has completed recruitments for the key positions and is carrying out local recruitments in accordance with its group level human resource management policy. the success of the ramp-up of the local operations is closely monitored at the executive management team level, and the focus on the regulatory and legal aspects in asia has been increased. the company also focuses on managing relations to the government and authorities at different levels. the local personnel have gone through rigorous training programs which aim at ensuring adherence to the group policies and harmonized ways of working reflected by the “One Ahlstrom” set of processes and practices. The support provided by the group functions will be further increased. moreover, competitor and local market intelligence has been improved through year 2013.

operational risks

increases in raw material and commodity prices can affect ahlstrom’s profitability depending on the Company’s ability to effectively mitigate the risk with operative actions. the magnitude of this risk is dependent on several factors, such as the demand for ahlstrom’s products, the negotiation power of major suppliers and customers, the company’s timely planning of sales prices as well as the availability of key raw materials.

Significant effort has been put on developing pricing and margin management over the recent years. the company has completed other initiatives also aimed at supporting the management of the uncertainty caused by raw material prices. the terms in ahlstrom’s customer contracts stipulate the terms for price modifications. The Company also has a customer specific hedging process is in place, and there are also Group-level processes in place to hedge against fluctuations in the cost of major raw materials, such as fiber materials.

Ahlstrom Financials 2013 report oF operations 7

the company’s integrated Business planning (iBp) process aligns margin management and product management, and provides a long-term forecast of raw material prices for main categories. raw material price forecasts are communicated to sales teams on a regular basis. the company is still developing further aspects of margin management by e.g. closely aligning margin management with the overall management system. one of the more long-term initiatives to hedge against raw material cost fluctuations is the launching of more value adding products.

The flexibility of the Company’s production capacity and the potential measures to respond to unexpected or major changes in market demand continue to be one of the company’s main focus areas also from a risk management perspective. the company continues to respond to this uncertainty by applying the iBp process. the iBp process combines supply—demand planning and product management with a long-term planning horizon and enables more structured and accurate demand planning and raw material price forecasting. different demand scenarios are used to identify potential short- to mid-term risk treatment actions for decreases in demand. in the long-run, changes in market trends affect the company’s investment strategy and product portfolio.

Being successful in identifying evolving customer needs in a timely manner, developing value adding products for customers and in launching the developed new products in time is of utmost significance for ahlstrom. the importance of carefully managing the process end-to-end was highlighted in the risk assessments year 2013. the company’s outcome driven innovation process supports the foreseeing and identification of evolving customer needs. The Ahlstrom product & portfolio management system (appm) is utilized throughout the company to e.g. plan and track product development projects. appm combined with market insight and with the go-to-market strategy are increasing the chances of success with product development and commercialization. Furthermore, technology base is a vital strategic asset for the company. strong technical expertise and know-how allow the company to be innovative and thereby respond to customer requirements. the company continued to make various r&d investments, engage in skilled research and develop teams and close co-operation with customers in product development.

financial risks

One of Ahlstrom’s primary financial risks is related to the current balance sheet structure and the limits that it might pose for the

Company’s ability to finance future growth in accordance with its strategy. the company mitigates these risks by having at all times required credit facilities and credit line agreements in place. the company’s funding has primarily been acquired from nordic banks which are considered less risky than most other financial institutions. The Group treasury actively monitors the covenants, and acceptable covenants from the Company’s point of view have been defined. The Company has also been able to even-out the maturity profile of its loans. The company engages in active communication with, and closely monitors the performance of, the companies in which it is a significant shareholder.

as a result of the changes in the company’s structure, the company’s exposure to foreign exchange risk has decreased. Profitability was not significantly affected by foreign exchange rates since sales and costs denominated in the same currency to large extend offset each other.

investments play a critical role in retaining leading market positions. By balancing replacement and expansion investments, the efficient use of both existing and new assets can be ensured. ahlstrom’s upgraded capital expenditure process has been rolled out throughout the company. the upgraded process includes risk assessment and contingency planning as part of the proposal phase of capital expenditure, regular post-approval reviews in the implementation phase and post-audit activities.

ahlstrom’s focus on high performance materials and use of advanced technologies and processes increases the importance of actively managing intellectual property rights. risk management actions against legal and intellectual property rights related risks as part of daily operations include, among others, continuous training of the personnel, using standardized contract templates and implementing group-wide policies and guidelines. the management of such risks is further improved by the ahlstrom ip committee. the patent management process has been upgraded during 2013, and group

Intellectual Property Policy and Guidelines have been finalized during

2013. an elearning tool has been taken into use to offer training and to follow-up the implementation of group-level policies.

ahlstrom’s short-term risks are described in the short-term risks section, on page 10. Financial risks and hedging principles are presented in the notes to the financial statements. The risk management is also reported on the company’s website at www.ahlstrom.com. Furthermore, the risk management process is described in the corporate governance statement on the website at www.ahlstrom.com.

Board of Directors

the ahlstrom corporation Board of directors consists of a minimum of five and a maximum of seven members. The Annual General Meeting confirms the number of members of the Board, elects them and decides on their remuneration. the term of each member of the Board expires at the close of the first Annual General Meeting following their election. there are no limitations to the number of terms a person can be a member of the Board, and no maximum age.

Annual General Meeting

The AGM held on March 27, 2013 confirmed the number of Board members to be seven. lori J. cross, esa ikäheimonen, pertti korhonen, anders moberg and peter seligson were re-elected as members of the Board of directors. robin ahlström, born in 1946 and daniel meyer, born in 1967 were elected as new members. immediately after the annual general meeting, the organization meeting of the Board of directors elected pertti korhonen as chairman and peter seligson as Vice chairman of the Board. the term of the Board of directors will expire at the close of the next annual general meeting in 2014.

in 2013, the Board convened 11 times. the average attendance frequency was 97.6%.

ahlstrom corporation’s governance is described in greater detail in the section on corporate governance on pages 64–71. Board members are introduced and their shareholdings are described on page 72.

8 report oF operations ahlstrom Financials 2013

the company’s corporate governance statement 2013, in its entirety, is available on the company’s website at www.ahlstrom.com.

Authorizations of the Board

the annual general meeting of shareholders held on march 27, 2013, authorized the Board of directors to repurchase ahlstrom shares. the maximum number of shares to be purchased is 4,000,000. the shares may be repurchased only through public trading at the prevailing market price using unrestricted shareholders’ equity.

the agm also authorized the Board of directors to distribute a maximum of 4,000,000 own shares held by the company. the Board of directors is authorized to decide to whom and in which order the shares will be distributed. the shares may be used as consideration in acquisitions and in other arrangements as well as to implement the company’s share-based incentive plans in the manner and to the extent decided by the Board of directors.

the Board of directors also has the right to decide on the distribution of the shares in public trading for the purpose of financing possible acquisitions. the authorizations are valid for 18 months from the close of the annual general meeting but will, however, expire at the close of the next annual general meeting, at the latest.

establishment of a shareholders’ nomination Board

The AGM held on March 27, 2013, resolved to establish for an indefinite period a shareholders’ nomination Board to prepare proposals to the agm for the election and remuneration of the members of the Board of directors and the remuneration of the Board committees and the nomination Board. in addition, the agm resolved to adopt the charter of the shareholders’ nomination Board.

on July 29, 2013, ahlstrom’s nomination Board held its organization meeting and elected pertti korhonen amongst its members as chairman. other members of the nomination Board are: alexander ehrnrooth (Vimpu intressenter ab), thomas ahlström (antti ahlström perilliset oy), risto murto (Varma mutual pension insurance company) and anders moberg (member of ahlstrom’s Board of directors).

Extraordinary General Meeting of Shareholders

ahlstrom’s extraordinary general meeting of shareholders was held on July 4, 2013.

demerger of the coated specialties Business

the egm resolved to approve the coated specialties demerger in accordance with the coated specialties demerger plan.

upon execution of the demerger of the coated specialties Business, the shareholders of ahlstrom corporation received as demerger consideration 0.265 new shares in munksjö oyj for each share owned in ahlstrom corporation (the “coated specialties demerger consideration”). in case the number of shares received by a shareholder of the company as coated specialties demerger consideration was a fractional number, the fractions would have been rounded down to the nearest whole number. no coated specialties demerger consideration was paid on the basis of own shares held by ahlstrom corporation.

reduction of the share premium reserve

the egm resolved to approve the reduction of the share premium reserve of ahlstrom corporation, which at december 31, 2012, amounted to eur 187,787,804.18, to zero by transferring all funds recorded in the share premium reserve to the company’s non-restricted equity reserve, taking into account the effect of the demerger of ahlstrom’s label and processing business in europe and the demerger of ahlstrom’s label and processing business in Brazil to the extent applicable. the share premium reserve was reduced to zero and recorded in the balance sheet of the company on december 31, 2013.

Executive Management Team

the executive management team consists of the president and ceo as well as the business area and functional leaders. the members of the emt report to the president & ceo.

On May 13, 2013, Seppo Parvi, Chief Financial Officer, was appointed executive Vice president, Food and medical business area. he continued in his role as cFo and deputy to the ceo. in september, parvi announced his resignation from ahlstrom to join another company. he will leave ahlstrom by the end of January 2014.

William casey, former eVp, Food and medical, was appointed Vice president, sales, the americas.

on december 5, 2013, roberto Boggio, m.sc. (mech. eng.), was appointed executive Vice president, medical business area, and member of the executive management team as of January 1, 2014.

on december 5, 2013, omar hoek, m.sc. (Bus. adm.), was appointed executive Vice president, Food business area, and member of the executive management team as of January 1, 2014.

on december 30, 2013, sakari ahdekivi, m.sc. (econ.), was appointed

Chief Financial Officer, and member of the Executive Management team as of February 1, 2014.

ahlstrom’s executive management team: jan Lång, president & ceo seppo parvi, cFo and deputy to the president, eVp, Food and medical (until the end of January 2014) roberto Boggio, eVp, medical (as of January 1, 2014) fulvio capussotti, eVp, advanced Filtration omar Hoek, eVp, Food (as of January 1, 2014) jari koikkalainen, eVp, transportation Filtration Laura raitio, eVp, Building and energy paula Aarnio, eVp, human resources & sustainability sakari Ahdekivi, eVp, cFo (as of February 1, 2014) rami raulas, eVp, sales & marketing Luc rousselet, eVp, supply chain Aki saarinen, eVp, strategic Business development paul H. stenson, eVp, product & technology the executive management team members are introduced and their shareholdings are described on page 73. this information is also available on the company’s website at www.ahlstrom.com.

Ahlstrom Financials 2013 report oF operations 9

Personnel

ahlstrom employed an average of 3,744 people in January– december 2013 (3,825), and 3,536 people (3,829) at the end of the period. at the end of the period, the highest numbers of employees were in the united states (24.0%), France (17.3%), Finland (10.4%), china (10.3%) and italy (8.4%).

Shares and shareholders

ahlstrom’s shares are listed on the nasdaQ omx helsinki. ahlstrom has one series of shares. The stock is classified under the NASDAQ OMX’s materials sector and the trading code is ahl1V.

during January–december 2013, a total of 4.18 million ahlstrom shares were traded for a total of eur 52.3 million. the lowest trading price was eur 7.92 and the highest eur 14.95. the closing price on december 30, 2013 was eur 8.30. the market capitalization at the end of the review period was eur 382.7 million, excluding the shares owned by the parent company and ahlcorp oy, which is a management ownership company. the share price history has not been adjusted to the two demerger considerations received in munksjö oyj shares by ahlstrom shareholders in 2013.

at the end of december 2013, ahlstrom held a total of 269,005 of its own shares, corresponding to approximately 0.58% of the total shares and votes.

ahlstrom group’s equity per share was eur 5.04 at the end of the review period (december 31, 2012: eur 8.50).

changes in shareholding

on February 13, 2013, ahlstrom received an announcement from Vimpu intressenter ab regarding a change in the shareholding of said shareholder. according to the announcement, Vimpu intressent-er’s shareholding in ahlstrom corporation had on February 13, 2013, exceeded 10% (one tenth) of the share capital and voting rights of ahlstrom corporation.

on June 27, 2013, ahlstrom received an announcement from ahlström capital oy regarding a change in the shareholding of said shareholder. according to the announcement, ahlström capital will become a significant shareholder in Ahlstrom Corporation following a planned transaction between ahlström capital oy and antti ahlström perilliset oy.

upon the completion of the transaction, the 4,674,802 shares in ahlstrom corporation owned by antti ahlström perilliset oy, representing a total of 10.02% of the share capital and voting rights in ahlstrom corporation, will be transferred to ahlström capital oy. according to the announcement, the shareholding of ahlström capital oy in ahlstrom corporation will exceed 5% (1/20) and 10% (1/10). consequently, the shareholding of antti ahlström perilliset oy in ahlstrom corporation will fall to zero.

Other events during the period

ahlstrom completed the sale of its remaining shares in Jujo thermal ltd to nippon paper industries co., ltd. Jujo thermal ltd, a company manufacturing thermal paper in kauttua, was established in 1992 by ahlstrom corporation, nippon paper industries co., ltd and mitsui & co., ltd.

ahlstrom completed the sale of converting operations of its West carrollton plant in ohio, usa, to West carrollton parchment and converting inc., an ohio-based family-owned company. the approximately 70 employees at the plant were transferred to West carrollton parchment and converting.

ahlstrom closed a specialty reinforcement production line at its Binzhou plant in china. Building and energy business area booked a non-recurring cost of approximately eur 1.4 million for the closure.

Events after the period

on January 9, 2014, ahlstrom sold 2,314,000 shares in munksjö oyj for approximately eur 11.8 million. Following the sale, the company’s shareholding in munksjö was 6,767,220 shares, representing 13.25% of total shares.

on January 10, 2014, ahlstrom and suominen corporation agreed on the sale of the Brazilian operations of ahlstrom’s former home and personal business area to suominen. the enterprise value of the transaction is EUR 17.5 million. Suominen will finance the transaction by issuing convertible hybrid notes and ahlstrom has agreed to underwrite any of these notes not sold to the market at nominal value. ahlström capital group has committed to purchase any notes received by ahlstrom. as compensation ahlstrom granted ahlström capital an option to acquire ahlstrom’s current 26.9% shareholding in suominen at a price of eur 0.50 per share within 10 months of the closing of the transaction.

laura raitio, executive Vice president, Building and energy business area, announced her resignation from ahlstrom at her own request. she will continue to work at ahlstrom until her departure at the end of July 2014. ms. raitio’s successor will be nominated in due course.

Proposal for the distribution of profit

ahlstrom aims to pay a dividend of not less than one third of the net cash from operating activities after operative investments, calculated as a three-year rolling average to achieve stability in the dividend pay-out. operative investments include maintenance, cost reduction, and efficiency improvement investments.

the distributable funds on the balance sheet of ahlstrom corporation as of december 31, 2013 amounted to eur 501,462,715.72.

the Board of directors proposes to the annual general meeting that dividend in the aggregate maximum amount of eur 14.0 million, or eur 0.30 per share, shall be paid as follows:

(i) dividend payable in munksjö oyj’s shares: each 26 ahlstrom’s shares entitle their holder to receive 1 share in munksjö oyj as a

10 report oF operations ahlstrom Financials 2013

dividend. ahlstrom shall distribute to its shareholders as dividend a maximum of 1,795,023 shares of munksjö.

(ii) dividend payable in cash: a dividend of approximately eur

0.09 per share be paid in cash from the retained earnings. as per January 30, 2014, the number of shares of the company amounts to 46,670,608 based on which the maximum amount to be distributed as dividend payable in cash would be approximately eur 4.3 million.

ahlstrom intends to pay dividends both in cash and in munksjö shares also in the future.

the share of the company will trade together with the right to dividend until march 25, 2014.the dividend will be paid to each shareholder who is registered in the company’s shareholder register maintained by euroclear Finland ltd on the record date of march 28, 2014. no dividend will be paid based on shares owned by the company or its subsidiaries. the Board proposes that the dividend payable in munksjö shares shall be paid on april 4, 2014.the cash payment corresponding to the fractional entitlements and the dividend payable in cash shall be paid on or about april 8, 2014.

in addition, the Board of directors proposes that eur 70,000 will be reserved for donations at the discretion of the Board.

Outlook

Based on ahlstrom’s view of the development of its main markets, pricing and product mix, competitive dynamics and expected cost savings, the company anticipates net sales in 2014 to be eur 930-1,090 million. The operating profit margin excluding non-recurring items is expected to be 2-5% of net sales.

in 2014, investments excluding acquisitions are estimated to be approximately eur 50 million (eur 76.1 million in 2013).

SHARE QUOTATIONS 2009–2013

EUR

20 10,000

16 8,000

12 6,000

8 4,000

4 2,000

0 09 10 11 12 13 0 Ahlstrom OMXH

Short-term risks

the global economy is expected to gain momentum this year with regional variations. While the european economy has shown some signs of recovery, it may be uneven and fragile. recent indicators for the development of the u.s. economy are more positive. in asia, the chinese economy in particular, may grow at a slower pace than previously anticipated.

the slower than anticipated economic growth poses risks to ahlstrom’s financial performance. It may lead to lower sales volumes and force ahlstrom to initiate more market-related shutdowns at plants, which could affect profitability. The uncertainty related to global economic growth, increased volatility in our main markets and limited visibility are making it more difficult to forecast future developments.

in recent years, ahlstrom has initiated investment projects such as the wallcoverings production line in Binzhou, china, that are in a startup phase. The company’s financial performance may be negatively affected by the commercialization of new production lines.

Ahlstrom’s main raw materials are natural fibers, mainly pulp, synthetic fibers, and chemicals. The prices of some of the key raw materials used by ahlstrom remain at a high level and are volatile.

if global economic growth slows down, maintaining current sales prices may be at risk and sustaining the current level of profitability may be compromised, even if raw material prices fall at the same time.

ahlstrom corporation Board of directors

DIVIDEND PER SHARE

EUR

1.4

1.2

1.0

0.8

0.6

0.4

0.2

0

09 10 11** 12 13*

* According to the dividend proposal, Ahlstrom shareholders will receive one Munksjö Oyj share for each 26 shares held in Ahlstrom and a cash dividend of EUR 0.09 per share.

The aggregate maximum amount of the total dividend is EUR 14.0 million, or EUR 0.30 per share.

**Consisting of a dividend of EUR 0.87 per share and an extra dividend of EUR 0.43 per share.

Ahlstrom Financials 2013 consolidated Financial statements 11 income stAtement

eur million note 2013 2012

continuing operations net sales 2, 3, 4, 5 1,014.8 1,010.8

cost of goods sold 6, 8, 9 -870.8 -863.7

Gross profit 144.0 147.1

sales and marketing expenses 8, 9 -42.2 -42.3 r&d expenses 8, 9 -19.3 -17.1 administrative expenses 8, 9 -74.7 -74.1 other operating income 7 8.9 10.5 other operating expense 7, 10 -5.9 -2.3

Operating profit/loss 10.7 21.8

Financial income 11 1.0 1.6 Financial expenses 11 -21.5 -22.8

Share of profit/loss of equity accounted investments 17 -5.7 -7.1

Profit/loss before taxes -15.4 -6.4

income taxes 12, 20 -3.5 -10.0

Profit/loss for the period from continuing operations -18.9 -16.4 discontinued operations

Profit / loss for the period 118.2 18.6 impairment and cost to sell -42.3 -2.3

Profit/loss for the period from discontinued operations 75.9 16.4

Profit/loss for the period 57.0 -0.1

Attributable to owners of the parent 61.0 1.6 non-controlling interest -3.9 -1.6 continuing operations

Basic and diluted earnings per share (eur) 14 -0.46 -0.44 including discontinued operations

Basic and diluted earnings per share (eur) 14 1.17 -0.09

statement of comprehensive income

Profit/loss for the period 57.0 -0.1

Other comprehensive income, net of tax 13

Items that will not be reclassified to profit or loss

Remeasurements of defined benefit plans 3.5 -18.1 total 3.5 -18.1

Items that may be reclassified subsequently to profit or loss translation differences -34.0 -14.5 share of other comprehensive income of equity accounted investments 17 -0.5 0.0

Cash flow hedges -0.1 0.0

Total -34.7 -14.4

other comprehensive income, net of tax -31.1 -32.5

Total comprehensive income for the period 25.9 -32.6

Attributable to owners of the parent 30.1 -30.8 non-controlling interest -4.2 -1.8

12 consolidated Financial statements ahlstrom Financials 2013

BAlAnce sheet

eur million note dec 31, 2013 dec 31, 2012

AsseTs

non-current assets property, plant and equipment 15 370.8 372.9 goodwill 10, 16 66.8 69.0 other intangible assets 16 24.1 28.7 equity accounted investments 17 36.3 29.8 other investments 18, 28 53.3 0.3 other receivables 22, 28 8.6 11.1 deferred tax assets 20 73.4 63.6

Total non-current assets 633.4 575.4

current assets inventories 21 106.6 112.4 trade and other receivables 22, 28 173.0 157.4 income tax receivables 0.6 0.6 cash and cash equivalents 19, 28 38.2 53.4

Total current assets 318.4 323.8

Assets classified as held for sale and distribution to owners 3 18.9 448.3

ToTAL AsseTs 970.6 1 347.5

eQuiTy And LiABiLiTies

Equity attributable to equity holders of the parent 23 issued capital 70.0 70.0 share premium—209.3 reserves 21.2 -6.4 retained earnings 141.2 119.0

232.4 391.9

hybrid bond 100,0 80.0 non-controlling interest 9,0 13.3

Total equity 341.4 485.1

non-current liabilities interest-bearing loans and borrowings 26, 28 182.3 201.1

Employee benefit obligations 24 76.1 81.4 provisions 25 1.4 2.0 other liabilities 27, 28 0.5 5.5 deferred tax liabilities 20 4.0 11.6

Total non-current liabilities 264.3 301.6

current liabilities interest-bearing loans and borrowings 26, 28 148.2 156.6 trade and other payables 27, 28 200.2 196.2 income tax liabilities 3.9 2.7 provisions 25 6.9 7.2

Total current liabilities 359.1 362.8

Total liabilities 623.4 664.4

Liabilities directly associated with assets classified as held for sale and distribution to owners 3 5.9 197.9

ToTAL eQuiTy And LiABiLiTies 970.6 1,347.5

Ahlstrom Financials 2013 CONSOLIDATED FINANCIAL STATEMENTS 13

STATEMENT OF CHANGES IN EQUITY

EUR million	Issued capital	Share premium	Non-restricted equity reserve	Hedging reserve	Translation reserve	Own shares	Retained earnings	Total attributable to owners of the parent	Non-controlling interest	Hybrid bond	Total equity
EQUITY AT DECEMBER 31, 2011	70.0	209.3	8.3	0.0	6.9	-7.4	243.0	530.1	12.6	80.0	622.7
Changes in accounting principles (IAS19)	-	-	-	-	-	-	-41.6	-41.6	-	-	-41.6
EQUITY AT JANUARY 1, 2012	70.0	209.3	8.3	0.0	6.9	-7.4	201.4	488.5	12.6	80.0	581.1
Profit / loss for the period	-	-	-	-	-	-	1.6	1.6	-1.6	-	-0.1
Other comprehensive income, net of tax											
Remeasurements of defined benefit plans	-	-	-	-	-	-	-18.1	-18.1	-	-	-18.1
Translation differences	-	-	-	-	-14.3	-	-	-14.3	-0.1	-	-14.5
Share of other comprehensive income of equity accounted investments	-	-	-	-	0.0	-	-	0.0	-	-	0.0
Cash flow hedges	-	-	-	-	-	-	-	-	-	-	-
Dividends paid and other	-	-	-	-	-	-	-60.4	-60.4	-	-	-60.4
Hybrid bond	-	-	-	-	-	-	-	-	-	-	-
Interest on hybrid bond	-	-	-	-	-	-	-5.7	-5.7	-	-	-5.7
Change in non-controlling interests	-	-	-	-	-	-	-	-	2.4	-	2.4
Share-based incentive plan	-	-	-	-	-	-	0.3	0.3	-	-	0.3
EQUITY AT DECEMBER 31, 2012	70.0	209.3	8.3	0.0	-7.4	-7.4	119.0	391.9	13.3	80.0	485.1
EQUITY AT DECEMBER 31, 2012	**70.0**	**209.3**	**8.3**	**0.0**	**-7.6**	**-7.4**	**178.1**	**450.6**	**13.3**	**80.0**	**543.9**
Changes in accounting principles (IAS19)	-	-	-	-	0.2	-	-59.0	-58.8	-	-	-58.8
EQUITY AT JANUARY 1, 2013	**70.0**	**209.3**	**8.3**	**0.0**	**-7.4**	**-7.4**	**119.0**	**391.8**	**13.3**	**80.0**	**485.1**
Profit / loss for the period	-	-	-	-	-	-	61.0	61.0	-3.9	-	**57.0**
Other comprehensive income, net of tax											
Remeasurements of defined benefit plans	-	-	-	-	-	-	3.5	3.5	-	-	**3.5**
Translation differences	-	-	-	-	-33.8	-	-	-33.8	-0.2	-	**-34.0**
Share of other comprehensive income of equity accounted investments	-	-	-	-	-0.5	-	-	-0.5	-	-	**-0.5**
Cash flow hedges	-	-	-	-0.1	-	-	-	-0.1	-	-	**-0.1**
Effect of partial demerger	-	-134.9	-	-	9.2	-	-28.3	-154.0	-	-	**-154.0**
Share premium reduction	-	-74.4	52.9	-	-	-	21.5	-	-	-	**-**
Dividends paid and other	-	-	-	-	-	-	-29.3	-29.3	-	-	**-29.3**
Hybrid bond	-	-	-	-	-	-	-0.7	-0.7	-	20.0	**19.3**
Interest on hybrid bond	-	-	-	-	-	-	-5.6	-5.6	-	-	**-5.6**
Change in non-controlling interests	-	-	-	-	-	-	0.1	0.1	-0.1	-	**-0.1**
Share-based incentive plan	-	-	-	-	-	-	0.0	0.0	-	-	**0.0**
EQUITY AT DECEMBER 31, 2013	**70.0**	**-**	**61.1**	**-0.1**	**-32.5**	**-7.4**	**141.2**	**232.4**	**9.0**	**100.0**	**341.4**

14 consolidated Financial statements ahlstrom Financials 2013

stAtement of cAsh flows

eur million note 2013 2012

Cash flow from operating activities

Profit/loss for the period 57.0 -0.1 adjustments:

Non-cash transactions and transfers to cash flow from other activities depreciation and amortization 110.4 72.8 gains and losses on sale of non-current assets -3.7 -2.6

Change in employee benefit obligations -7.5 -8.9 Non-cash transactions and transfers to cash flow from other activities, total 99.1 61.3 Interest and other financial income and expense -86.7 34.4 dividend income 0.0 0.0 taxes -3.2 20.4 changes in net working capital: change in trade and other receivables -8.7 4.1 change in inventories -1.6 7.4 change in trade and other payables 8.0 -11.1 change in provisions -1.9 -10.7 interest received 1.2 0.7 interest paid -16.7 -16.7

Other financial items -1.4 -4.6 income taxes paid / received -4.1 -6.5 net cash from operating activities 41.0 78.7

Cash flow from investing activities acquisitions of group companies 4 -1.5 -17.6 purchases of tangible and intangible assets -87.0 -87.5 proceeds from disposal of shares in group companies and businesses and associated companies 3 3.3 0.4 change in other investments -75.9 2.8 proceeds from disposal of property, plant and equipment 3 2.7 24.5 dividends received 0.0 0.0 net cash from investing activities -158.4 -77.5

Cash flow from financing activities payments received on hybrid bond 99.2 -repurchase of hybrid bond -80.1 -interest on hybrid bond -7.4 -7.6 drawdowns of non-current loans and borrowings 30.2 15.2 repayments of non-current loans and borrowings -69.3 -48.3 change in current loans and borrowings 22.0 63.6 change in capital leases -0.6 -1.2 effect on partial demerger 139.4 -dividends paid and other -29.1 -60.0

Net cash from financing activities 104.3 -38.4

Net change in cash and cash equivalents -13.1 -37.2

cash and cash equivalents at the beginning of the period 55.5 94.4 Foreign exchange effect on cash -3.7 -1.8

Cash and cash equivalents at the end of the period 38.7 55.5

Ahlstrom Financials 2013 notes to the consolidated Financial statements 15

Accounting principles

Corporate information

Ahlstrom Corporation (“the parent company”) with its subsidiaries (“Ahlstrom” or “the Group”) is a global leader in the development, manufacture and marketing of high performance fiber-based materials. ahlstrom supplies these products as roll goods to its industrial customers for further processing. the reported segments for the year 2013 were: advanced Filtration, Building and energy, Food and medical, transportation Filtration and trading and new Business. the label and processing segment is reported as discontinued operations for the european operation until may 27, 2013 and for coated specialties in Brazil until december 2, 2013. in 2013, ahlstrom had operations in 24 countries, and the group employed approximately 3,500 people.

ahlstrom corporation is a Finnish public limited liability company domiciled in helsinki. the company’s registered address is alvar aallon katu

3 C, 00100 Helsinki. The consolidated financial statements are available at www.ahlstrom.com or from the aforementioned address. the parent company’s shares are listed on the nasdaQ omx helsinki.

These consolidated financial statements were authorized for publication by the Board of directors of ahlstrom corporation on January 30, 2014. in accordance with the Finnish limited liability companies act, the annual general meeting decides on the adoption of these financial statements.

Basis of preparation

The consolidated financial statements have been prepared in accordance with the international Financial reporting standards (iFrs) as adopted by the european union. these contain the existing ias and iFrs standards as well as the standing interpretations committee (sic) and international Financial reporting interpretations committee (IFRIC) interpretations. The notes to the consolidated financial statements are also in accordance with the requirements of the Finnish accounting and limited liability companies acts complementing the iFrs regulations.

The consolidated financial statements have been prepared under the historical cost convention except for the following assets and liabilities which are measured at fair value: financial instruments at fair value through profit and loss, financial assets classified as available-for-sale, hedged items in fair value hedge accounting and liabilities for cash-settled share-based payments. The consolidated financial statements are presented in millions of euros unless stated otherwise.

For presentation, individual figures and sum totals have been rounded to millions with one decimal, which may cause rounding differences when they are summed up.

the group has adopted the following new or amended standards and interpretations as of January 1, 2013.

- ias 1 Financial statement presentation – presentation of items of other comprehensive income (amendment). the amendment requires that an entity present separately the items of other comprehensive income that may be subsequently reclassified to profit or loss in the future from those that would never be reclassified to profit or loss. The amendment had an effect on the presentation of other comprehensive income in the consolidated financial statements of the group.

- ias 12 income taxes – deferred tax: recovery of underlying assets

(amendment). The amendment clarifies the determining whether assets measured using the fair value model in ias 40 investment property are recovered through use or through sale. the amendment has not had an effect on the consolidated financial statements.

- IAS 19 Employee Benefits (amendment). The amendment includes the requirement that all actuarial gains and losses are recognized immediately in the period in which they occur in other comprehensive income. this change will remove the use of corridor approach. all past service costs are recognized immediately, and interest cost and expected return on plan assets are replaced with a net interest amount that is calculated by applying the discount rate to the net defined benefit liability (asset). Net interest is presented as a financial cost in the income statement. The impact of the amendment on the financial statements is descriped in the note 24.

- iFrs 13 Fair Value measurement (new). the standard aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across iFrss. the requirements do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by another standards within iFrss.

- iFrs 7 Financial instruments: disclosures – offsetting Financial assets and Financial Liabilities (amendment). The amendment specifies the disclosure requirements for the netted financial instruments in the balance sheet as well as common netting arrangements or similar agreements. The amendment has not had a significant effect on the consolidated financial statements of the group.

- annual improvements to iFrs standards 2009–2011. the amendments cover five separate standards and are effective for accounting periods beginning on or after January 1, 2013. the impacts of the amendments vary by standard. the amendment to ias 16 property, plant and equipment clarifies that spare parts and servicing equipment used for more than one period are classified as property, plant and equipment rather than inventory. Other amendments have not had significant effect on the consolidated financial statements of the group.

Consolidation principles

The consolidated financial statements contain the parent company ahlstrom corporation, all subsidiaries, associated companies and the management’s holding company ahlcorp oy. subsidiaries are entities controlled by the parent company. control exists when the parent company has, directly or indirectly, more than one half of the voting rights or the parent company has the power to decide on the financial and operating matters of the subsidiary. a potential control of voting rights is also taken into consideration when assessing whether the group controls another entity. associated companies are companies

16 notes to the consolidated Financial statements ahlstrom Financials 2013 in which the Group has a significant influence, but not control, over the financial and operating decisions and the Group generally has a shareholding of between 20% and 50% of the voting rights.

Acquired subsidiaries are included in the consolidated financial statements from the date on which control is transferred to the group, whereas companies divested are included in the consolidated financial statements until the date when control ceases. acquired companies are accounted for using the purchase method of accounting.

The identifiable assets acquired and liabilities and contingent liabilities assumed are measured at their fair value on the acquisition date. the excess of the cost of acquisition over the fair value of the group’s share of the identifiable assets, liabilities and contingent liabilities acquired is recorded as goodwill. all intragroup transactions, receivables and liabilities as well as unrealized profits and intragroup profit distributions are eliminated in consolidation.

the investments in equity accounted investments are accounted for using the equity method of accounting. The share of profits or losses of associated companies is presented separately in the consolidated income statement. accordingly the share of the changes in other comprehensive income of associated companies is recognized in other comprehensive income of the group. When the group’s share of losses in an associate equals or exceeds its interest in the associate, the group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate.

ahlcorp oy, which is a management ownership company, is included in the consolidated financial statements. The share of non-controlling interest in the company is 88.6%.

non-controlling interest is reported as a separate item in equity in the consolidated balance sheet. Profit or loss for the period attributable to the owners of the parent and the non-controlling interest are each presented separately in the consolidated income statement and the comprehensive income for the period attributable to the owners of the parent and the non-controlling interest are each presented separately in the consolidated statement of comprehensive income.

Foreign currency translation

Figures representing the financial result and position of each subsidiary in the group are measured using the currency of the primary economic environment in which the subsidiary operates (the functional currency). The consolidated financial statements are presented in euros, which is the functional and the presentation currency of the parent company.

transactions in foreign currencies are translated into the functional currency using the exchange rates prevailing at the date of the transaction. monetary balance sheet items denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Foreign exchange differences arising from the currency translation are recognized in the income statement. Foreign exchange gains and losses arising from operating business transactions are included in operating profit, and those arising from financial transactions are included as a net amount in financial income and expenses. the foreign exchange gains and losses arising from the qualifying cash flow hedges and qualifying hedges of a net investment in foreign operations are recorded in the consolidated statement of comprehensive income and currency differences recognized in equity.

the balance sheets of foreign subsidiaries are translated into euros at the exchange rates prevailing at the balance sheet date while the income statements are translated at the average exchange rates for the period. translating the result of the period using different exchange rates on the balance sheet and income statement causes a translation difference to be recognized in equity and its change is recorded in the consolidated statement of other comprehensive income.

translation differences arising from the elimination of the acquisition price of foreign subsidiaries and from the translation differences in equity items since the acquisition date as well as the effective portion of hedging instruments that hedge the currency exposures on net investments are recognized in the consolidated statement of comprehensive income. When a subsidiary is disposed or sold wholly or partially, translation differences arising from the net investment and related hedges are recognized in the income statement as part of the gain or loss on sale. translation differences that have arisen before January 1, 2004 (the date the group adopted iFrs) have been recognized in retained earnings at the time of the transition to iFrs. upon disposal or sale of a subsidiary, such translation differences will not be recognized in the income statement. translation differences incurred since January 1, 2004 are presented separately in the statement of changes in equity.

Property, plant and equipment

property, plant and equipment are carried at cost less accumulated depreciation and any impairment losses. interest costs on borrowings to finance long-term construction of qualifying assets are capitalized as part of their historical cost base during the period required to complete the asset for its intended use.

depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows: buildings and constructions 20–40 years; heavy machinery 10–20 years; other machinery and equipment 3–10 years. land is not depreciated. Where parts of a property, plant and equipment have different useful lives, they are accounted for as separate items. the group recognizes in the carrying amount the cost incurred for replacing the part and the possible remaining carrying amount is depreciated at the time of replacement. ordinary repair and maintenance costs are charged to the income statement during the financial period in which they are incurred.

the residual values and the useful lives of non-current assets are reassessed at each balance sheet date and appropriate adjustments are recorded to reflect the changes in estimated recoverable amounts. depreciation on items of property, plant and equipment is discontinued when the item is classified as held for sale in accordance with IFRS

5 non-current assets held for sale and discontinued operations.

gains and losses arising from the sale of property, plant and equipment are included in other operating income or expense.

Investment properties

the purpose of owning investment properties is to obtain rental income or value appreciation. the investment properties are measured at fair value which equals the market value of the functioning market. gains and losses arising from the adjustments of the fair value of investment properties are included in other operating income or expenses. the

Group had no investment properties during the financial period.

Ahlstrom Financials 2013 notes to the consolidated Financial statements 17

Intangible assets

goodwill

acquisitions are accounted for under the purchase method of accounting and accordingly, the excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized in the balance sheet as goodwill. Identifiable net assets include the assets acquired, and liabilities and contingent liabilities assumed. the cost of acquisition is the fair value of purchase consideration. goodwill is stated at original cost less any accumulated impairment losses. goodwill is allocated to cash-generating units and it is not amortized but instead is tested annually for impairment.

acquisitions prior to the iFrs transition date have, in accordance with iFrs 1, not been restated, and therefore the balance sheet carrying values according to the previous accounting standards continue to be used as the recorded cost of the acquisition. prior to the iFrs transition date, the difference between the acquisition cost and the subsidiary’s equity at the time of acquisition has been allocated to intangible assets, property, plant and equipment and goodwill.

research and development

research costs are expensed as incurred in the income statement. expenditures on development activities are also expensed as incurred except for those development expenses which meet the capitalization criteria under ias 38 intangible assets.

other intangible assets

other intangible assets e.g. trademarks, patents, licenses and computer software, which have a definite useful life are stated at cost less accumulated amortization and impairment losses. other intangible assets which have an indefinite useful life are not amortized but tested annually for possible impairment.

intangible assets are amortized on a straight-line basis over their expected useful lives. the expected useful lives for trademarks, patents and licenses are ranging from 5 to 20 years and for computer software from 3 to 5 years.

other intangible assets, e.g. customer relationships, acquired in business combinations are recorded at fair value at the acquisition date.

These intangible assets have a definite useful life and are carried at cost less accumulated straight-line amortization over the expected life of the intangible asset.

Emission rights

the group participates in the european union emission trading scheme in which it has been allocated emission allowances for a defined period. The allocated allowances received free of charge according to the carbon dioxide emissions and the liability based on the actual emissions are netted. a provision is recognized if the allowances received free of charge do not cover the actual emissions. no intangible asset is recognized for the excess of allowances. gains arising from the sale of the emission right allowances are recorded in other operating income.

Inventories

inventories are stated at the lower of cost and net realizable value. net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. cost of raw materials and supplies is determined on a weighted average cost method. The cost of finished goods and work in progress comprises raw materials, energy, direct labor, other direct costs and related indirect production overheads based on normal operating capacity.

Leasing

the group leases certain property and equipment under various operating and finance lease arrangements. Leases are classified and accounted for as finance leases if substantially all the risks and rewards of ownership of the underlying assets have been transferred to the lessee.

The assets related to finance leases are capitalized at the commencement of the lease term at the lower of the fair value of the leased property and the estimated present value of the minimum lease payments.

The corresponding lease obligations, net of finance charges, are included in interest-bearing liabilities. each lease payment is allocated between the liability and the finance charges. The interest element of the finance cost is charged to the income statement over the lease period using a constant periodic rate of interest on the remaining balance of the liability for each period. property, plant and equipment under finance lease contracts are depreciated over the shorter of the useful life of the asset and the lease term.

leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are expensed on a straight-line basis over the lease period.

Impairment of assets

the carrying amounts of the group’s assets are reviewed continuously to determine whether there is any indication of impairment. if any such indication exists, the asset’s recoverable amount is estimated. goodwill is tested for impairment annually whether there is any indication of impairment or not.

the need for impairment is reviewed at the level of cash-generating units, in other words, on the lowest unit level which is mainly independent of other units.

the recoverable amount is the higher of the asset’s fair value less costs to sell or value in use. the value in use represents the discounted future cash flows expected to be derived from an asset or a cash-generating unit. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the specific risk to the asset for which the future cash flow estimates have not been adjusted.

an impairment loss is recognized when the carrying amount of an asset exceeds its recoverable amount. an impairment loss is immediately recognized in the income statement and allocated first to reduce the goodwill of the cash-generating unit and thereafter to reduce the other assets of the unit. an impairment loss allocated to assets other than goodwill can be reversed in case a positive change has taken place in the recoverable amount of an asset. an impairment loss is

18 notes to the consolidated Financial statements ahlstrom Financials 2013 only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized in prior years. however, an impairment loss recorded on goodwill is never reversed.

Employee benefits

Defined contribution and defined benefit plans

group companies have various pension schemes in accordance with local practices in different countries. the pension arrangements are classified as either defined contribution plans or defined benefit plans. the schemes are mostly funded through payments to insurance companies or trustee-administered funds according to local regulations. a defined contribution plan is a pension plan under which the company and usually also the employees pay fixed contributions to an insurance company. the group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay the pension benefits to the employees. Contributions to defined contribution pension plans are recognized as expense in the period when they incur. All pension plans which do not meet the criteria for defined contribution plans are defined benefit plans. Defined benefit plans typically define a fixed amount of benefit that an employee will receive after retirement and which the company is responsible for.

The Group’s net obligation of defined benefit plans is calculated and recorded separately for each pension scheme based on calculations prepared by independent actuaries. The present value of defined benefit obligations is determined using the projected unit credit method. the net liability recognized in the balance sheet is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. the discount rate used to determine the present value of the defined benefit obligation is equal to the yield on high quality corporate bonds or, if not available, government bonds. the interest rates of the high quality corporate bonds are determined in the currency in which the benefits will be paid with a similar maturity to the obligation.

all actuarial gains and losses as of January 1, 2004 were recognized in equity in connection with the transition to iFrs.

The Group adopted the revised IAS 19 Employee Benefits standard as of January 1, 2013. the revised standard includes amendments to the recognition of defined benefit plans. The “Corridor method” has been removed and all actuarial gains and losses are recognised immediately in other comprehensive income. the net asset or liability arising from the employee benefit plans are recognised in full on the balance sheet. the expected return on plan asset is calculated by using the same discount rate as when calculating the present value of the defined benefit liability.

The Group’s net obligation in respect of long-term service benefits, other than pension benefits, is the amount of future benefit that employees have earned in return for their service in the current and prior periods.

share-based payments

the group has share-based incentive plans for executive management team and other key employees under which the members are granted a combination of shares and cash payment based on financial performance of the group. the estimated amount of the shares to be granted based on the program are measured at the fair value on the grant date and are recorded in the income statement as em-

ployee benefits equally over the period when the right to share-based compensation occurs and to the equity. the portion to be paid in cash is recognized in personnel expenses and as debt.

Provisions

a provision is recognized when the group has a present legal or constructive obligation as a result of past events, and it is probable that a cash outflow will be required to settle the obligation and a reliable estimate of the obligation can be made. long-term provisions are discounted to their present value.

a provision for restructuring is recognized only when a formal plan has been approved, and the implementation of the plan has either commenced or the plan has been announced. an environmental provision is recorded based on the interpretations of environmental laws and the group’s environment principles when it is probable that an obligation has arisen and the amount of obligation can be reliably estimated.

Income taxes

in the consolidated statement of income, the taxes based on the taxable income of the financial period, adjustments to prior year taxes and deferred taxes are presented as income taxes. taxes are recognized in the income statement unless they relate to items recognized directly in equity or in the consolidated statement of comprehensive income. in this case the tax is also recognized in other comprehensive income or directly in equity.

deferred taxes are provided for temporary differences arising between the carrying amounts in the balance sheet and the tax bases of assets and liabilities using the relevant enacted tax rates in each country.

The most significant temporary differences arise from property, plant and equipment, employee benefit obligations and unused tax losses. deferred tax assets on deductible temporary differences, tax losses carried forward and unused tax credits are recognized only to the extent that it is probable that future taxable profits will be available, against which the temporary differences can be utilized.

deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. the effect of a change in tax rates on deferred tax assets and liabilities is recognized in the income statement in the period when the tax rate change is enacted.

Revenue recognition

net sales are the revenues from the sale of products and services adjusted by indirect taxes, returns, rebates, discounts and other credits. net sales are not adjusted with exchange rate differences from foreign currency sales after the original sale is recorded.

the group recognizes revenue from product sales when the ownership of goods and the material risks related to ownership have been transferred to the buyer or other responsible party. the majority of the group’s revenue is recognized upon delivery to the customer. revenue from services is recognized when the services are rendered.

rental income is recorded in the income statement on a straight-line basis over the lease term. recognition of license and royalty income is performed in accordance with the content of the agreements. interest income is recognized using the effective interest rate method for the

Ahlstrom Financials 2013 notes to the consolidated Financial statements 19 period during which the interest income is generated and dividend income is recognized when the right to the dividend has arisen.

government grants relating to the purchase of property, plant and equipment are deducted from the carrying amount of the asset and recognized as income over the life of the asset in the form of reduced depreciation charges. grants received as reimbursement of actual expenses, are recognized in the income statement in the same period when the right to receive the grant exists. such grants are recognized in other operating income.

Non-current assets held for sale and discontinued operations non-current assets held for sale and assets and liabilities related to discontinued operations are classified as held for sale if their carrying amount will be recovered principally through a sale transaction instead of continuous operations. The prerequisites for the classification as held for sale are considered to be met when the sale is considered highly probable and management is committed to the sale within one year from the date of classification for sale. From the classification date the assets held for sale are measured at lower of their carrying amount or fair value less selling costs. depreciation of these assets is discontinued on the classification date.

Financial assets and liabilities

The Group’s financial assets are classified into the following categories according to IAS 39: financial assets at fair value through profit or loss, loans and receivables and available-for-sale financial assets. The classification is determined on initial recognition based on the intended use of the financial asset. The purchases and sales of financial assets are recognized on the trade date and they are classified as current or non-current assets based on their maturities. investments are recognized at cost including transaction costs for all financial assets not measured at fair value through profit or loss.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset have expired or have been transferred and substantially all the risks and rewards of ownership have been moved outside the group.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit and loss are assets held for trading. Assets in this category are mainly held to generate profits from short-term market price changes. derivatives are also categorized in this group unless they qualify for hedge accounting. assets in this category are measured at fair value. unrealized and realized gains and losses due to fair value adjustments are recognized in income statement in the period they occur. The Group’s financial assets at fair value through profit or loss include derivatives and other current investments.

Loans and receivables

Loans and receivables are non-derivative financial assets which arise from the sale of goods and services or from lending activities. they are not quoted on an active market and payments are fixed or determinable and are not held for trading. loans and receivables are recognized at amortized cost. the group’s loans and other receivables comprise trade and other receivables.

Available-for-sale financial assets

Available-for-sale financial assets category includes non-derivatives that are either designated in this category or not classified in any of the other categories. Available-for-sale financial assets are measured at fair value. The Group’s available-for-sale financial assets include unlisted securities classified in non-current other investments in the balance sheet. unlisted securities are stated at lower of cost or probable value.

Cash and cash equivalents

cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are included in interest-bearing loans and borrowings in current liabilities on the balance sheet.

Impairment of financial assets

the group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired.

An impairment of trade receivables is recorded when there is sufficient evidence that the receivable can not be collected at the carrying amount of the asset. impairment loss is determined by management based on its judgement of the customer’s ability to fulfill the obligation. an impairment of trade receivables and any reversal of a previously recorded impairment loss is recognized in other operating expenses in the consolidated income statement.

financial liabilities

The Group’s financial liabilities include interest-bearing loans and borrowings, trade and other payables and other financial liabilities. Financial liabilities are classified as financial liabilities at fair value through profit and loss and other financial liabilities measured at amortized cost. derivatives for which hedge accounting is not applied are included in the financial liabilities at fair value through profit and loss. Other financial liabilities are initially measured at fair value which is based on the consideration received. transaction costs associated with financial liabilities are included in the initial measurement at fair value. Subsequent to initial recognition at fair value, financial liabilities, with the exception of derivatives, are measured at amortized cost using the effective interest rate method. Financial liabilities are categorized as current or non-current liabilities based on their maturities. Financial liabilities are current if the group does not have an unconditional right to settle the liability later than 12 months from the closing date.

Derivative financial instruments and hedge accounting

The Group uses derivative financial instruments to manage foreign currency, interest rate and commodity risks. Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. the method of recognizing the resulting gains or losses is dependent on the intended use of the derivative in question. changes in fair value of derivatives designated and qualifying for hedge accounting and which are effective are recognized congruently with the hedged item. When derivative contracts are entered into, the group designates them either as hedges of the fair value of recognized assets, liabilities or firm commitments (fair value hedge), hedges of forecasted transactions or firm commitments (cash flow hedge), hedges of net investments in foreign operations (net investment hedge) or

20 notes to the consolidated Financial statements ahlstrom Financials 2013 as derivative financial instruments not meeting the hedge accounting criteria.

For hedge accounting purposes, the group prepares documentation of the hedged item, the risk being hedged, and the risk management objective and strategy. the group also documents its assessment, both at hedge inception and on an ongoing basis, as to whether the derivatives used as hedging instruments are effective in offsetting changes in fair values or cash flows of hedged items.

changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged assets or liabilities attributable to the hedged risk.

the effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges under hedge accounting is recorded in the consolidated statement of other comprehensive income and presented as hedging reserve in equity. the cumulative gain or loss of a derivative deferred in equity is recognized in the income statement in the same period in which the hedged item affects profit or loss. When hedging the foreign currency risk of forecasted net sales and purchases or commodity risk the fair value of the derivatives is recognized in the cost of goods sold in the income statement. When a hedging instrument expires, is sold or no longer qualifies for hedge accounting, any cumulative gain or loss reflected in equity at that time remains in equity until the forecasted business transaction hedged occurs. however, if the forecasted transaction is no longer expected to occur, the cumulative gain or loss reported in equity is recognized in the income statement.

the group uses either derivatives or currency loans as hedging instrument to hedge its currency exposure of net investments in foreign operations which are accounted for similarly to cash flow hedges. The effective portion of the change in fair value of the hedging instrument, (being the change in spot value and in currency forwards the interest element), are recorded in the consolidated statement of other comprehensive income and presented as translation reserve in equity after taxes. Any recognised ineffectiveness is presented in financial gains and losses. When the subsidiary is disposed or sold, the cumulative amount in the translation reserve is recognized in the income statement as an adjustment to the gain or loss on the disposal.

the fair values of derivatives under hedge accounting are presented in current assets or liabilities in the balance sheet.

other derivative instruments do not necessarily qualify for hedge accounting, even if they are economic hedges according to the group treasury policy. changes in fair values of these non-qualifying derivatives are recorded according to the hedged item in the income statement in the period they occur. the embedded derivatives which meet the terms and conditions defined in IAS 39 standard will be separated from the host contract and measured at fair value through profit or loss. Fair values are determined by utilizing public price quotations and generally accepted valuation methods. the valuation data and assumptions are based on verifiable market prices. The fair values of pulp derivatives are based on prices provided by market makers.

Equity and dividends

the company’s shares are entered in a book-entry securities system and they are presented as share capital in the consolidated financial statements.

the group reports the own shares it holds as reduction in equity. the purchase, sale, issuance and cancellation of own shares is not recognized as profit or loss in the income statement but the considerations paid or received and expenses incurred, net of taxes, are recognized in equity.

dividends proposed by the Board of directors are recognized in the financial statements at the approval by the shareholders at the Annual general meeting.

The hybrid bond is treated as equity in the consolidated financial statements. interest on the hybrid bond is not accrued but is recorded in retained earnings, net of taxes, after dividend approved by the annual general meeting. When calculating the earnings per share the accumulated interest of the hybrid bond net of taxes during the financial period is included in the result for the period.

Operating profit

The Group’s operating profit is the net amount of net sales and other operating income less cost of goods sold, sales and marketing expenses, research and development expenses, administrative expenses and other operating expenses.

All other income statement items are presented below operating profit.

Foreign exchange differences and changes in fair values of derivatives are included in operating profit if they relate to normal business operations. Foreign exchange differences related to financial operations are recorded in financial income and expenses.

Critical accounting estimates and assumptions

The preparation of consolidated financial statements in conformity with iFrs requires management to use accounting estimates and assumptions in applying the accounting principles. the estimates are based on the management’s best knowledge at the balance sheet date but the actual outcome may differ from the estimates and assumptions used. The most significant estimates are related to the fair value calculations of business combinations, the economic lives of property, plant and equipment, pension benefits, deferred taxes, valuation of provisions and impairment testing of goodwill. the group management exercises judgement in selecting and applying the accounting principles, particularly in cases where the existing iFrs standards offer alternative recognition, valuation or presentation methods. the basis for the estimates are described in greater detail in the accounting principles and later in the relevant notes to the consolidated financial statements,

Application of new or revised IFRS standards

iasB has issued the following new standards, interpretations and their amendments which are not yet effective and the group has not early adopted them as of the balance sheet date. the group will adopt them from the effective date of each new or amended standard and

Ahlstrom Financials 2013 notes to the consolidated Financial statements 21 interpretation or in case the effective date is different from the start date of the accounting period, adoption will take place in the beginning of the next accounting period if not otherwise mentioned in the description of the standard.

- IFRS 9 Financial Instruments – classification and measurement of financial assets and liabilities (new). The new standard is the first step to replace the current ias 39 Financial instruments: recognition and measurement standard. iFrs 9 introduces new requirements for classifying and measuring financial assets. It is likely to affect the Group’s accounting for its financial assets. The mandatory effective date of the new standard is still open. the standard is not yet endorsed by eu. the group will assess the full impact of the new iFrs 9 standard in conjunction of the other phases, when issued.

- iFrs 10 consolidated Financial statements (new). the new standard replaces the portion of ias 27 consolidated and separate Financial

Statements that addresses the accounting for consolidated financial staments and sic 12 consolidation-special purpose entities. the new standard is effective in eu for the accounting periods beginning on or after January 1, 2014. It is not expected to have a significant effect on the consolidated financial statements of the group.

- iFrs 11 Joint arrangements (new). the standard covers the accounting requirements for jointly-controlled entities including joint ventures. iFrs 11 replaces ias 31 interests in Joint Ventures and sic 13 Jointly- controlled entities – non-monetary contributions by Ventures. the new standard is effective in eu for accounting periods beginning on or after

January 1, 2014. It is not expected to have a significant effect on the consolidated financial statements of the group.

- iFrs 12 disclosure of interests in other entities (new). the standard contains the disclosure requirements for entities that have interests in subsidiaries, joint arrangements, associates and/or unconsolidated structured entities. the new standard is effective in eu for accounting periods beginning on or after January 1, 2014. the new standard will increase the disclosures of interests in other entities presented in the consolidated financial statements of the group.

- ias 27 separate Financial statements (revised 2011). as a consequence of the new iFrs 10 what remains of ias 27 is limited to accounting for subsidiaries, jointly-controlled entities, and associates in separate financial statements. The amendment is effective in EU for accounting periods beginning on or after January 1, 2014. it is not expected to have a significant effect on the consolidated financial statements of the group.

- ias 28 investments in associates and Joint Ventures (revised 2011). as a consequence of the new iFrs 11 the standard has been revised and describes the application of the equity method to investments in joint ventures in addition to associates. the amendment is effective in eu for accounting periods beginning on or after January 1, 2014. it is not expected to have a significant effect on the consolidated financial statements of the group.

- ias 32 Financial instruments: presentation – offsetting Financial assets and Financial Liabilities (amendment). The amendment specifies the requirements for the presentation of offsetted financial assets and financial liabilities and increase the application guidance for offsetting financial assets and financial liabilities. The amendment is effective for accounting periods beginning on or after January 1, 2014. the amendment is not expected to have a significant effect on the consolidated financial statements of the group.

- ias 36 recoverable amount disclosures for non-Financial assets

(amendment). The amendment clarifies the disclosure requirements concerning cash generating units for which impairment loss has been recognized or reversed. the amendment is effective in eu for accounting periods beginning on or after January 1, 2014. it is not expected to have a significant effect on the consolidated financial statements of the group.

- ias 39 novation of derivatives and continuation of hedge accounting (amendment). according to the amendment, hedge accounting can be continued if a novation to the counterparty of the hedging instrument is a consequense of laws or regulations and the other terms and conditions remain unchanged. the amendment is effective for accounting periods beginning on or after January 1, 2014. it is not expected to have effect on the consolidated financial statements of the group.

22 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

1. Financial risk management

Financial risk management is part of Ahlstrom's group-wide risk management activities targeted to mitigate events which could affect negatively the achievement of the company's strategic and operative goals. The overall objective of financial risk management in Ahlstrom is to have cost-effective funding in Group companies as well as to protect the Group from unfavorable changes in the financial markets and thus help to secure profitability. The principles and limits for financing activities are defined in the Group Treasury Policy on the basis of which Group companies have specified their own procedures, which take into account the special aspects unique to their businesses. The Group Treasury Policy has been approved by the Audit Committee of the Board of Directors and the treasury activities are coordinated by Group Treasury.

Foreign currency risk

The Group is exposed to currency risk arising from exchange rate fluctuations. The management of foreign currency exposure is divided into two parts: one relating to foreign currency flows (transaction exposure) and the other relating to balance sheet items denominated in foreign currency (translation exposure).

Transaction exposure concerns forecasted foreign currency flows and firm commitments. In 2013, approximately 41% of Ahlstrom's net sales were denominated in euros, approximately 41% in US dollars and 18% in other currencies. Ahlstrom's raw materials are generally purchased in US dollars and euros. Foreign currency flows are hedged on a net exposure basis per currency of the respective Group company in accordance with the rules set in the Group Treasury Policy. The guideline for Group companies is to hedge 100% of the forecasted 3 month net foreign currency flows per currency against the base currency of the respective company. However, hedging periods can be extended up to 12 months when agreed with Group Treasury. Foreign currency forwards are used as hedging instruments and these are generally booked through the income statement.

Translation exposure consists mainly of foreign currency denominated loans and receivables (Balance Sheet exposure) and net investments in foreign subsidiaries (Equity exposure). The Balance Sheet exposure is managed by Group Treasury and the aim is a fully hedged balance sheet exposure position, whenever economically possible. The Group norm is to leave the Equity exposure unhedged due to the long-term nature of the investments. On December 31, 2013 the equity hedging ratio was 0% (31.12.2012 0%).

Financial instruments' foreign exchange risk sensitivity analysis according to IFRS 7

The analysis has been prepared on the basis that the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at December 31, 2013. The financial instruments affected by market risks include working capital items, such as trade and other receivables and payables, borrowings, deposits, cash and cash equivalents and derivative financial instruments. These are sensitive to changes in exchange rates and interest rates.

The following table shows how much the income statement would be affected by a +10% change in the exchange rates against the euro. In case of a -10% change in the exchange rates against the euro the effect would be the opposite.

Transaction exposure		**Dec 31, 2013**	**Dec 31, 2013**		Dec 31, 2012	Dec 31, 2012
EUR million	**Open Position**	**Effect on income statement**	**Effect on equity**	Open Position	Effect on income statement	Effect on equity
GBP	**1.7**	**0.2**	-	4.0	0.4	-
USD	**-0.8**	**-0.1**	-	11.1	1.1	-
SEK	**16.7**	**-0.1**	**1.9**	0.2	0.0	-
Net effect		**0.0**	**1.9**		1.5	-

Open position is presented as net assets (assets less liabilities). The net effect has been calculated before taxes.

The following table shows how much the equity would be affected by a +10% change in the exchange rates against the euro. In case of a -10% change in the exchange rates against the euro the effect would be the opposite.

Translation exposure		**Dec 31, 2013**		Dec 31, 2012
EUR million	**Open Position**	**Effect on Equity**	Open Position	Effect on Equity
USD	**66.3**	**7.4**	90.3	9.0
BRL	**59.4**	**6.6**	165.4	16.5
RUB	**40.7**	**4.5**	43.7	4.4
CNY	**34.7**	**3.9**	31.6	3.2
KRW	**28.9**	**3.2**	28.3	2.8
SEK	**27.1**	**3.0**	35.3	3.5
GBP	**11.9**	**1.3**	37.7	3.8
INR	**11.1**	**1.2**	19.4	1.9
Net effect		**31.1**		45.2

Open position is presented as net assets (assets less liabilities). The net effect has been calculated before taxes.

Ahlstrom Financials 2013 notes to the consolidated Financial statements 23

Interest rate risk

Interest rate risk is measured with modified duration, which defines the group’s loan portfolio’s interest rate sensitivity in response to a change in interest rates. according to the group treasury policy the group’s benchmark duration is 12 months and the duration may deviate between 3 and 48 months. on december 31, 2013 the duration of the loan portfolio was 10.6 months. the duration of the loan portfolio can be adjusted by the use of derivative instruments such as interest rate swap contracts with maturities usually between 2 and 5 years. on december 31, 2013 there were no open interest rate swap contracts. derivative fair values are shown in note 29.

financial instruments’ interest rate risk sensitivity analysis according to ifrs 7 the analysis has been prepared on the basis that the amount of net debt and the ratio of fixed to floating interest rate of the debt are constant. The financial instruments affected by market risks include borrowings, other short-term deposits and derivative financial instruments. these are sensitive to changes in interest rates.

the following table shows how much the income statement and the equity would be affected by a 1 percentage point parallell shift in the yield curve.

dec 31, 2013 dec 31, 2012 effect on effect on income effect on income effect on eur million open position statement Equity open position statement equity net interest-bearing liabilities* 180.4 -1.4—166.4 -1.4 -interest rate derivatives — — —net effect -1.4 —1.4 -

* net interest-bearing liabilities includes interest-bearing liabilities and other short-term deposits that would be affected by a 1 percentage point parallell shift in the yield curve.

Cash and finance lease liabilities are excluded. The net effect has been calculated before taxes.

Raw material and energy price risk

group earnings are exposed to commodity and energy price volatility. group companies have the responsibility of identifying and measuring their commodity and energy price risk. group companies should primarily seek to hedge their risks in relation to movements in commodity prices (primarily for pulp, energy and chemicals) with their suppliers through fixed price contracts for a defined period. Where such hedges cannot be obtained or if they are commercially uneconomical group companies may enter into financial commodity price risk hedging transactions through commodity derivatives. all such transactions need to be concluded with group treasury. on december 31, 2013 there were no open pulp derivative agreements (0 tons on december 31, 2012).

24 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

Liquidity and refinancing risk

The Group seeks to maintain adequate liquidity under all circumstances by means of efficient cash management and restricting investments to highly liquid instruments only. Cash, cash equivalents and available committed credit facilities should always cover outstanding short term debt and following 12 months interest payments, loan amortizations, committed capital and maintenance investments and estimated dividend payments.

As of December 31, 2013, Ahlstrom's interest-bearing liabilities amounted to EUR 330.4 million (EUR 358.9 million on December 31, 2012), divided into financings from banks and other financial institutions of EUR 285.7 million (EUR 291.6 million), EUR 40.0 million (EUR 59.0 million) in borrowings under the company's EUR 300 million domestic commercial paper program and EUR 4.7 million (EUR 8.4 million) in commitments under financial leases. At the end of the year, its total liquidity, including cash and unutilized committed credit facilities was EUR 290.4 million (EUR 314.8 million). In addition, the company had cash pool overdraft limits and undrawn uncommitted credit facilities totalling EUR 140.9 million (EUR 151.0 million).

During the year Ahlstrom renewed a matured EUR 25 million bilateral revolving credit facility for 4 years and another USD 30 million bilteral credit line agreement for 5 years.

Ahlstrom's financial covenant undertakings remain unchanged. The company has agreed to a gearing covenant which is the only financial covenant governing any of Ahlstrom's loan agreements.

Throughout the year the Group was in full compliance with the covenants of its financing agreements and management expects such compliance to continue.

Refinancing risks are managed by seeking to ensure that the loan portfolio has a balanced maturity profile both in terms of length and concentration of repayments. The maturity profile of the liabilities of the Group is shown in the following table.

Contractual undiscounted cash flows of repayments and interests of liabilities

Dec 31, 2013

EUR million	2014	2015	2016	2017	2018	Later	Total
Floating rate loans from financial institutions	9.6	7.8	6.1	30.7	5.2	0.0	59.4
Fixed rate loans from financial institutions	18.7	16.4	16.0	4.9	0.6	0.0	56.6
Pension loans	18.4	1.2	-	-	-	-	19.6
Finance lease liabilities	0.3	4.7	0.0	-	-	-	5.1
Other non-current loans	4.5	103.6	0.0	0.0	0.5	0.0	108.7
Other current loans	107.0	-	-	-	-	-	107.0
Trade and other payables	205.6	-	-	-	-	-	205.6
Total	364.0	133.7	22.2	35.7	6.3	0.0	561.9
Derivatives							
Foreign exchange forward contracts, outflow	-127.7	-	-	-	-	-	-127.7
Foreign exchange forward contracts, inflow	127.3	-	-	-	-	-	127.3
Derivatives, net	**-0.4**						-0.4

Dec 31, 2012

EUR million	2013	2014	2015	2016	2017	Later	Total
Floating rate loans from financial institutions	34.5	14.4	9.9	8.0	6.6	5.4	78.8
Fixed rate loans from financial institutions	17.9	14.0	12.0	11.5	2.3	3.3	61.1
Pension loans	19.4	18.4	1.3	-	-	-	39.1
Finance lease liabilities	1.3	1.0	5.3	0.5	0.4	0.8	9.3
Other non-current loans	4.5	4.5	103.4	0.0	0.0	0.1	112.6
Other current loans	87.3	-	-	-	-	-	87.3
Trade and other payables	328.8	-	-	-	-	-	328.8
Total	493.8	52.3	131.9	20.0	9.5	9.6	717.1
Derivatives							
Foreign exchange forward contracts, outflow	-133.9	-	-	-	-	-	-133.9
Foreign exchange forward contracts, inflow	133.9	-	-	-	-	-	133.9
Derivatives, net	-0.1						-0.1

As the amounts disclosed in the table above are the contractual undiscounted cash flows, they differ from the carrying values in the Group balance sheet.

In December 2013 the Group signed an agreement to sell its shares in Jujo Thermal Oy to Nippon Paper Industries Co., Ltd. and the guarantee amounted to EUR 15.0 million given on behalf of the associated company Jujo Thermal Oy was released.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 25

Interest-bearing liabilities and debt structure

Dec 31, 2013

EUR million	Drawn amount	Undrawn amount	Total	2014	2015	2016	2017	2018	Later
				Facility maturity					
Available committed facilities	-	**251.8**	**251.8**	0.0	-	200.0	30.0	21.8	-
				Loan maturity					
Non-current loans	**218.7**	-	**218.7**	41.0	120.5	18.0	33.1	6.1	0.0
Finance lease liabilities	**4.7**	-	**4.7**	0.2	4.5	0.0	0.0	0.0	0.0
Current loans	**98.9**	-	**98.9**	98.9	-	-	-	-	-
Bank credit lines utilized	**8.1**	-	**8.1**	8.1	-	-	-	-	-
Total interest-bearing liabilities	**330.4**	-	**330.4**	148.2	125.0	18.0	33.1	6.1	0.0
Total loans and undrawn committed facilities	**330.4**	**251.8**	**582.2**						

Dec 31, 2012

EUR million	Drawn amount	Undrawn amount	Total	2013	2014	2015	2016	2017	Later
				Facility maturity					
Available committed facilities	-	259.3	259.3	22.7	-	-	200.0	36.6	-
				Loan maturity					
Non-current loans	263.2	-	263.2	66.7	38.6	118.2	15.9	16.2	7.6
Finance lease liabilities	8.4	-	8.4	1.0	0.7	5.1	0.5	0.4	0.7
Current loans	85.4	-	85.4	85.4	-	-	-	-	-
Bank credit lines utilized	1.9	-	1.9	1.9	-	-	-	-	-
Total interest-bearing liabilities	358.9	-	358.9	155.0	39.3	123.3	16.4	16.6	8.3
Total loans and undrawn committed facilities	358.9	259.3	618.3						

Factoring

Group companies may enter into factoring or other corresponding financing arrangements subject to Group Treasury approval and according to the criterias defined in the Group Treasury Policy. On December 31, 2013 the Group had factoring arrangements of EUR 10.4 million (EUR 14.0 million).

Capital structure

The Group's objective is to maintain an efficient capital structure which is targeted both to increase the company's shareholder value and also to secure the Group's ability to operate in the credit and capital markets at all times. The Board of Directors reviews the capital structure of the Group regularly.

The capital structure is monitored on the basis of the gearing ratio which is calculated by dividing interest-bearing net liabilities with total equity. Interest-bearing net liabilities are calculated as interest-bearing loans and borrowings less cash and cash equivalents and other current investments. According to the set financial targets Ahlstrom's gearing ratio should in the long-term be between 50–80%.

In September 2013 Ahlstrom Corporation issued a EUR 100 million hybrid bond. The coupon rate of the bond is 7.875% per annum. The bond has no maturity but the company may exercise an early redemption option after four years. The bond is treated as equity in the consolidated financial statements. At the same time, the company repurchased by a public tender offer a notional amount of EUR 45.5 million of the hybrid bond originally issued in 2009. In November 2013 Ahlstrom redeemed the remaining EUR 34.5 million of the original EUR 80 million hybrid bond at the principal amount together with accrued interest.

The gearing ratios in 2012 and 2013 were as follows.

EUR million	2013	2012
Interest-bearing loans and borrowings	**330.4**	358.9
Cash and cash equivalents	**38.7**	55.5
Other current investments	-	-
Interest-bearing net liabilities	**291.7**	303.4
Equity, total	**341.4**	485.1
Gearing ratio	**85.5%**	62.5%

26 notes to the consolidated Financial statements ahlstrom Financials 2013

Credit and counterparty risk

credit and counterparty risks materialize when a customer or a financial institution is unable to meet its financial obligations towards ahlstrom. credit risks relating to trade receivables are managed by assessing the creditworthiness of customers and by approving customer credit limits based on guidelines defined in the Group Credit Policy. monitoring of past payment behaviour, obtainment of credit information data and credit references form part of the limit approval process. as its main risk mitigation tool ahlstrom uses a global credit insurance program, in which a majority of the subsidiaries are participating. due to its diversified customer base and geographical spread of the receiv-

2. Segment information

The Group has five segments: Advanced Filtration, Building and Energy,

Food and medical, transportation Filtration and trading and new Business. the segments are the same as ahlstrom’s business areas. the label and processing segment is reported in discontinued operations starting november 27, 2012.

The Advanced Filtration segment manufactures air and liquid filtration materials. advanced Filtration materials are mainly used in in life

Science and in Gas Turbine filtration.

the Building and energy segment serves customers in building, transportation, marine, windmill and fabric care industries. the segment’s products can be found in wallcoverings, floorings, boat hulls, windmill blades and automotive interiors.

the Food and medical segment manufactures materials for the food industry and hospital applications. the food industry products are tea-bags and food packaging materials. hospital products are primarily medical gowns, drapes, face masks and sterilization wraps.

The Transportation Filtration segment manufactures filtration materials. these Filtration materials are mainly used in the transportation industry.

trading and new business includes trading sales of wipes materials to suominen corporation, trading sales of release papers to munksjö oyj as well as porous power technologies.

ables there is no significant concentration of credit risks for the Group. the ten largest customers of ahlstrom account for less than 20% of net sales. the aging analysis of trade receivables is presented in note 22.

Counterparty risks arise from exposures associated with financial transactions such as deposits, placements, derivatives contracts, guarantees issued in favour of group companies and receivables from insurance companies. counterparty risks are managed by monitoring the creditworthiness of counterparts based on guidelines defined in the group treasury policy and transactions are concluded with highly rated banks, insurance companies and other financial institutions only. ahlstrom encountered no materialized counterparty risks in 2013.

Other operations include financial and tax assets and liabilities, net financing cost, taxes, Holding and Sales Companies’ income, expense, assets and liabilities as well as share of result of associated companies.

Ahlstrom Group management monitors the segments’ result, cash flow and capital employed in order to evaluate the segment’s performance and to make decisions on resource allocations.

ahlstrom’s highest operative decision-making body is the group’s executive management team (emt). the ceo is the chairman of the emt and its other members are the business area leaders and functional leaders. the emt members receive a monthly performance report including income statement, operative cash flow and main KPI’s of each business area. the performance of the business areas is evaluated mainly based on operating profit, operative cash flow and return on net assets (rona).

the segments’ results, assets and liabilities include items directly attributable to the segment’s operations. the valuation principles of the segment information are in accordance with the group’s accounting principles.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 27

Business segments 2013 EUR million	Advanced Filtration	Building and Energy	Food and Medical	Trans-portation Filtration	Trading and New Business	Other operations	Elimina-tions	Continuing Operations
External net sales	88.1	249.2	314.5	283.8	51.2	27.9		**1,014.8**
Inter-segment net sales	9.8	26.5	24.0	22.9	10.0	50.8	-144.0	**0.0**
Net sales	97.9	275.7	338.4	306.8	61.3	78.7	-144.0	**1,014.8**
Operating profit/loss	12.8	1.3	-1.1	14.1	-3.1	-13.3	0.0	**10.7**
Financial income	-	-	-	-	-	1.0		**1.0**
Financial expenses	-	-	-	-	-	-21.5		**-21.5**
Share of profit/loss of associated companies	-	-	-	-	-	-5.7		**-5.7**
Profit/loss before taxes								**-15.4**
Operating profit/loss, %	13.0	0.5	-0.3	4.6	-5.0			**1.1**
Return on net assets, RONA, % (Continuing operations ROCE, %)	27.3	1.5	-0.6	9.7	-11.4			**0.9**
Operative cash flow	15.7	-18.5	19.5	7.3	0.7	-10.2	-0.6	**13.9**
Segment assets	56.7	181.8	228.1	208.7	34.8	47.3	-9.8	**747.4**
Investments in associated companies	-	-	-	-	-	36.3		**36.3**
Unallocated assets	-	-	-	-	-	184.3		**184.3**
Total assets								**968.1**
Segment non-interest bearing liabilities	11.6	92.5	66.9	63.4	7.3	50.4	-9.7	**282.4**
Unallocated liabilities	-	-	-			341.0		**341.0**
Total equity	-	-	-			344.7		**344.7**
Total equity and liabilities							-9.7	**968.1**
Depreciation and amortization	-3.0	-11.8	-18.7	-14.0	-1.2	-2.6	-	**-51.3**
Impairment	-	-1.2	-1.2	-	-	-0.2	-	**-2.6**
Non-recurring items	-	-1.4	-2.1	-0.2	-	1.1	-	**-2.7**
Capital expenditure	1.9	44.8	5.0	19.2	0.6	4.5	-	**76.1**
Sales volumes (thousands of tonnes)	16.1	145.5	114.9	110.1	34.9	7.1	-43.8	**384.9**

Business segments 2012 EUR million	Advanced Filtration	Building and Energy	Food and Medical	Trans-portation Filtration	Trading and New Business	Other operations	Elimina-tions	Continuing Operations
External net sales	68.0	268.7	335.5	273.4	26.8	38.4		1,010.8
Inter-segment net sales	8.0	7.9	23.9	20.1	10.9	65.8	-136.6	0.0
Net sales	76.1	276.6	359.4	293.5	37.6	104.2	-136.6	1,010.8
Operating profit/loss	9.5	9.9	5.3	7.4	-1.7	-8.7	0.1	21.8
Financial income	-	-	-	-		1.6	-	1.6
Financial expenses	-	-	-	-		-22.8	-	-22.8
Share of profit/loss of associated companies	-	-	-	-		-7.1	-	-7.1
Profit/loss before taxes								-6.4
Operating profit/loss, %	12.5	3.6	1.5	2.5	-4.4		-	2.2
Return on net assets, RONA, % (Continuing operations ROCE, %)	24.9	11.2	2.8	5.3	-6.7		-	2.3
Operative cash flow	6.8	18.0	0.8	3.3	-2.0	-17.1	-0.2	9.6
Segment assets	59.6	158.3	257.7	209.9	32.0	37.1	-5.7	748.8
Investments in associated companies	-	-	-	-		29.8		29.8
Unallocated assets	-	-	-	-		241.4		241.4
Total assets								1,020.0
Segment non-interest bearing liabilities	11.1	78.6	68.5	64.8	5.7	66.8	-5.5	290.0
Unallocated liabilities	-	-	-	-		374.5	-	374.5
Total equity	-	-	-	-		355.6	-	355.6
Total equity and liabilities								1,020.0
Depreciation and amortization	-2.2	-12.7	-18.7	-16.4	-1.2	-1.2	-	-52.4
Impairment	-	-	-	-	-	0.1	-	0.1
Non-recurring items	-	5.6	-1.0	-4.3	-	0.5	-	0.7
Capital expenditure	2.0	18.2	27.4	21.7	0.5	4.3	-	74.1
Sales volumes (thousands of tonnes)	13.8	145.5	116.6	104.1	12.3	8.2	-21.4	379.0

28 notes to the consolidated Financial statements ahlstrom Financials 2013

Geographic information

external net sales is based on the geographical location of the customers. reporting of non-current assets is based on the geographical location of the assets. Non-current assets are presented excluding financial instruments, deferred tax assets, post-employment benefit assets and rights arising under insurance contracts.

external net sales, eur million 2013 2012

usa 271.5 278.7 germany 117.2 109.9 Brazil 31.8 29.5 France 51.1 52.8 italy 52.5 54.8 china 58.9 48.3 spain 15.5 15.2 united kingdom 50.3 47.5 Finland 7.8 10.0 other countries 358.2 364.2 continuing operations 1,014.8 1,010.8 + discontinued operations and eliminations 321.3 587.8

Total including discontinued operations 1,336.1 1,598.6 the group has no individual customers whose share exceeds 10% of the group’s total net sales. non-current assets, eur million 2013 2012 usa 109.8 121.1 germany 20.2 31.4 Brazil 15.7 132.7 France 31.9 121.1 italy 49.9 92.4 china 96.4 60.8 spain 0.0 0.4 united kingdom 24.8 29.1 Finland 144.1 85.8 other countries 70.2 90.4

Total 563.1 765.2—discontinued operations 8.9 261.6 continuing operations 554.1 503.6

3. Disposals of businesses and discontinued operations

2013

Disposals of businesses combining Label and processing business and Munksjö AB the Board of directors of munksjö oyj and ahlstrom corporation resolved on may 24, 2013 to execute the demerger of ahlstrom’s label and processing business in europe and to notify it for registration with the Finnish trade register on may 27, 2013. the shareholders of ahlstrom corporation received as demerger consideration 0.25 new shares in munksjö oyj for each share owned in ahlstrom corporation. totally 11,597,326 new shares in munksjö oyj issued as demerger consideration to ahlstrom’s shareholders. the Board of directors of munksjö oyj also resolved to issue 14,865,357 new shares in the aggregate value of approximately eur 128.5 million. ahlstrom oyj’s share of the issue amounted to approximately eur 78.5 million entitling to 9,081,171 new shares in munksjö oyj.

the Board of directors of ahlstrom corporation and munksjö oyj resolved november 29, 2013 to execute the demerger of ahlstrom’s label and processing business in Brazil and to notify it for registration with the Finnish trade register on december 2, 2013. the demerger was the final step in the process through which Ahlstrom’s Label and processing business and munksjö aB are combined. in the demerger the shareholders of ahlstrom received as demerger consideration

0.265 new shares in munksjö for each share owned in ahlstrom. totally 12,291,991 new shares in munksjö oyj issued as demerger consideration to ahlstrom’s shareholders.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 29

Disposal of assets and liabilites in combining EUR million:

Intangibile assets	28.6	Equity	205.2
Property, plant and equipments	187.3	Long term debt	4.3
Other long term asset	24.1	Employee benefit obligations	59.7
Inventories	90.2	Other long term liability	32.4
Short term receivables	120.8	Short term debt	15.2
Cash	24.0	Short term liabilities	158.2
Total Asset	**475.0**	**Total Equity and Liability**	**475.0**

Divestment of pre-impreganted decor papers and abrasive base papers to Perusa

On December 31, 2013, Ahlstrom completed the divestment of its pre-impregnated décor papers and abrasive paper backings businesses to Perusa, a German-based private equity group. The divestment was made to comply with the commitments made to the European Commission and to the Brazilian competition authority CADE as disclosed in May 2013. The transaction between Ahlstrom and Perusa was announced on October 18, 2013. The value of the disposed net asset was EUR 3.5 million and Ahlstrom posted a loss of EUR 0.7 million on the sale.

Disposal of asset and liabilities in sale EUR million:

Property, plant and equipments	4.7	Employee benefit obligations	13.8
Inventories	13.3	Provisions	0.5
Short term receivables	5.1	Payables	4.4
		Accrued expenses	0.9
Total asset	**23.1**	**Total Liability**	**19.6**

Sale of West Carrollton plant

On December 31, 2013, Ahlstrom completed the sale of converting operations of its West Carrollton plant in Ohio, USA, to West Carrollton Parchment and Converting Inc., an Ohio-based family-owned company. The approximately 70 employees at the plant will transfer to West Carrollton Parchment and Converting. The parties have agreed not to disclose the value of the transaction. The sale was announced on November 22, 2013. The value of disposed assets was EUR 1.5 million. Assets included buildings and constructions of EUR 0.7 million, machinery and equipment of EUR 0.6 million and land of EUR 0.2 million.

Sale of Jujo shares

On December 30, 2013, Ahlstrom completed the sale of its shares in Jujo Thermal Ltd to Nippon Paper Industries Co., Ltd. Under the agreement, Ahlstrom sold its shares in Jujo Thermal to Nippon Paper Industries for a purchase price of EUR 2.75 million. The transaction was announced on December 23, 2013. Jujo Thermal Ltd, a company manufacturing thermal paper in Kauttua, was established in 1992 by Ahlstrom Corporation, Nippon Paper Industries Co., Ltd and Mitsui & Co., Ltd. The value of disposed asset was EUR 2.4 million.

2012

Disposals of businesses

Label and Processing to be combined with Munksjö AB

Ahlstrom Corporation has on August 28, 2012 signed an agreement ("Combination Agreement") with EQT, the principal owner of Munksjö AB, to combine its Label and Processing business area with Munksjö AB to form a global leader in specialty papers through two partial demergers: one consisting of the Label and Processing operations in Europe ("LP Europe") and one in Brazil ("Coated Specialties"). The new company created through the combination will be called Munksjö Oyj, the shares of which will be applied for listing on NASDAQ OMX Helsinki Ltd.

In connection with the LP Europe Demerger Munksjö Oyj will execute a directed issue of new shares amounting to MEUR 100 to Ahlstrom, EQT III Limited and the institutional investors, Varma Mutual Pension Insurance Company and Ilmarinen Mutual Pension Insurance Company. Ahlstrom's share of the committed equity investment amounts to EUR 62.5 million.

The extraordinary general meeting of Ahlstrom, held on November 27, 2012, has approved the demergers.

Ahlstrom and EQT have established a new company, Munksjö Oyj, to carry out the planned transaction estimated to take place in the first half of 2013. In the first phase Munksjö Oyj will acquire the operations of Munksjö AB in exchange for new shares in Munksjö Oyj. Thereafter LP Europe will be separated from Ahlstrom Corporation through a partial demerger and transferred into Munksjö Oyj in exchange for shares in Munksjö Oyj to be distributed to Ahlstrom's shareholders. Ahlstrom shareholders will receive as demerger consideration 0.25 new shares in Munksjö Oyj for each share owned in Ahlstrom Corporation.

Prior to the public listing of the new company, the directed share issue will be executed.

In the second phase, Coated Specialties will be separated from Ahlstrom Corporation through another partial demerger into the listed company. Upon the execution of the Brazilian part Ahlstrom shareholders will receive as demerger consideration 0.265 new shares of Munksjö Oyj for each share owned in Ahlstrom Corporation.

The Demergers are accounted for as disposals to owners in accordance with IFRIC 17, Distributions of non-cash assets to owners. Accordingly, the assets and liabilities held for distribution have been classified separately on the balance sheet and presented as discontinued operations.

Pursuant to the terms and conditions of the Combination Agreement, at the date of the LP Europe completion the responsibility of certain loans pertaining to LP Europe shall be transferred from Ahlstrom Corporation to Munksjö Oyj to be refinanced and repaid to Ahlstrom Corporation. The net debt amount that will be transferred will comprise the net debt balances held by the LP Europe entities to be transferred to Munksjö Oyj and the remaining portion of the Ahlstrom Corporation's debt which will be adjusted at the completion of the LP Europe Demerger. The total net debt to be transferred from Ahlstrom Corporation to Munksjö Oyj is estimated to be approximately EUR 150 million.

30 notes to the consolidated Financial statements ahlstrom Financials 2013 the combination agreement entails a price risk sharing agreement, according to which ahlstrom and eQt agree on a mechanism to share the potential price risk arising from divestment of the certain shares of the new munksjö. this agreement is a standalone derivative, recorded at fair value through profit and loss. As of December 31, 2012 the value of the agreement is zero.

as the relevant regulatory processes are ongoing and the outcome of such procedures is pending, the amounts that will be recorded to the consolidated financial statements at closing of the transaction are subject to change.

eur million Label and processing

31.12.2012

property,plant and equipment 173.0 intangible assets 68.3 inventories 69.8 trade and other receivables 131.5 cash and cash equivalents 2.8

Asset, total 445.4

deferred tax liabilities 19.7

Employee benefit obligations 30.1 provisions 4.9 interest-bearing loans and borrowings 4.7 trade and other payables 132.9

Liabilities, total 192.3

net asset 253.1

Discontinued operations

Label and processing and Brazilian part of Home and personal eur million 2013 2012

net sales 347.0 651.4 expenses -332.2 -622.3 demerger effect 113.3 0.0

Profit before tax 128.1 29.1 income tax -9.9 -10.5

Profit/loss for the period 118.2 18.6 impairment and cost to sell net of tax -42.3 -2.3

Profit/loss for the period from discontinued operations 75.9 16.4 eur million 2013 2012

Operating cash flows -0.4 48.9 Investing cash flows -13.8 -13.3

Total cash flows from discontinued operations -14.2 35.7

Financing cash flows are not presented as the units were financed internally by ahlstrom group.

Assets classified as held for sale and distribution to owners eur million 2013 2012

intangible assets 0.7 21.0 goodwill—48.1 property plant and equipment 8.2 191.6 deferred tax and other non-current assets 0.1 15.3 inventories 2.0 71.3 other current assets 7.3 97.1 cash 0.5 4.0

Total 18.9 448.3

Liabilities directly associated with assets classified as held for sale and distribution to owners eur million 2013 2012

deferred tax and other non-current liabilities—15.8

Employee benefit ogligations—38.0 provisions—5.0 trade and other payables 5.9 135.2 current and non current debt 0.0 3.9

Total 5.9 197.9

Ahlstrom Financials 2013 notes to the consolidated Financial statements 31

4. Acquisitions of businesses

2013

no acquisitions of new businesses.

2012

in october, ahlstrom completed the acquisition of munktell Filter aB. under the agreement, ahlstrom acquired 100 percent of the shares in munktell Filter aB, as well as its holdings in munktell & Filtrak gmbh, Filtres Fioroni sa and munktell inc. the enterprise value of the transaction is approximatly eur 21 million. through the transaction, ahlstrom became a global leader in life science and laboratory filtration materials.

munktell Filter aB has been incorporated in ahlstrom’s accounts as part of Filtration segment since october 25, 2012. the yearly net sales of the acquired entities amounts to approximately eur 20 million. direct costs related to the transaction were eur 0.7 million and they are booked as administrative expenses in the group’s income statement.

the transaction value exceeded the book value of net assets of munktell units by eur 11.9 million, of which eur 5.0 million is allocated to intangible assets and eur 0.4 million to inventories to meet their fair value. deferred tax liability posting of the allocation amounts to eur 1.6 million. the goodwill of eur 8.1 million that arose from the acquisition reflects the personnel, synergy benefits and expanded business opportunities.

the acquisition had the following effect on the group’s assets and liabilities. carrying amount of acquired fair eur million company value property, plant and equipment 2.4 2.4 intangible assets 0.0 5.0 inventories 4.4 4.8 trade and other receivables 3.1 3.1 cash and cash equivalents 2.5 2.5

Assets, total 12.4 17.8

deferred tax liabilities 0.2 1.8 interest-bearing loans and borrowings 0.2 0.2 trade and other payables 2.5 2.5

Liabilities, total 2.9 4.5

net assets 9.5 13.2

goodwill arising in acquisition 8.1 total purchase price 21.3 acquisition price paid (in cash) 20.0 cash (acquired) -2.5

Net cash outflow 17.6

5. Net Sales

eur million 2013 2012

sales of goods 1,024.1 1,012.1 sales of services 4.3 9.9 sales deductions -13.6 -11.1 continuing operations 1,014.8 1,010.8 sales deductions are rebates, credits and discounts. net sales are not adjusted with exchange rate differences from foreign currency sales after the original sale is recorded

6. Cost of goods sold

eur million 2013 2012

raw materials -483.5 -485.4 energy -82.1 -74.5 delivery expenses -33.5 -32.6 other variable costs -29.1 -30.7 operative exchange gains/losses -0.2 -0.5 production costs -242.4 -240.1 continuing operations -870.8 -863.7

7. Other operating income and expenses

eur million 2013 2012

other operating income gain on sale of emission rights 0.4 2.6 government grants 3.3 3.9

Insurance indemnification 1.3 0.5 gain on sale of non-current assets 4.5 4.3 gains from litigations 0.5 0.6 other 1.4 3.9

Total 11.3 15.8 —discontinued operations 2.4 5.3 continuing operations 8.9 10.5

Other operating expenses impairment -59.0 0.1 other* -5.6 -4.0

Total -64.6 -4.0 —discontinued operations -58.6 -1.7 continuing operations -5.9 -2.3

* includes loss from disposals of assets and businesses eur 0.9 million (eur 0.4 million in 2012).

Auditor’s fees to pricewaterhousecoopers network audit -0.8 -1.0 tax services -0.3 -0.5 other services -0.2 -0.3

Total -1.3 -1.8

32 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

8. Employee benefit expenses

EUR million	2013	2012
Wages and salaries	-194.5	-219.8
Social security costs	-35.5	-41.9
Contributions to defined contribution plans	-16.3	-20.0
Net periodic cost for defined benefit plans	1.0	-1.2
Changes in liability for other long-term benefits	-1.4	-1.3
Other personnel costs	-21.5	-20.5
Total	-268.2	-304.7
- Discontinued Operations	-49.0	-91.4
Continuing Operations	-219.2	-213.3

In 2013 employee benefit expenses included non-recurring costs of EUR 3.7 million (EUR 2.4 million in 2012) related to the restructuring actions. Employee benefit expenses of key management are specified in Note 32.

Average number of personnel

Label and Processing	710	1,288
Advanced Filtration	350	263
Trasportation Filtration	848	897
Food and Medical	1,156	1,189
Building and Energy	812	850
Home and Personal	35	28
Other operations	578	626
Total	4,490	5,141
- Discontinued Operations	746	1,316
Continuing Operations	3,744	3,825

9. Depreciations and amortizations

EUR million	2013	2012
Machinery and equipment	-39.7	-58.8
Buildings and constructions	-7.1	-8.9
Intangible assets	-3.8	-3.7
Other tangible assets	-0.7	-1.5
Total depreciation and amortization	-51.3	-72.9
- Discontinued Operations	0.0	-20.5
Continuing Operations	-51.3	-52.4

10. Impairment

Impairment charges and reversals and goodwill of cash-generating units:

	Impairment charges and reversals		Goodwill	
EUR million	2013	2012	2013	2012
Wipes	-8.0	-	-	-
Transportation Filtration	-	-	18.0	18.6
Advanced Filtration	-	-	13.7	13.8
Food & Medical nonwoven	-	-	16.1	16.8
Vegetable parchment	-1.2	-	5.8	5.9
Crepe papers	-	-	-	-
Specialties & Wallcover	-	-	10.9	11.2
Composites	-1.2	-	-	-
Porous Power Technologies	-	-	2.4	2.5
Labels	-35.1	-	-	37.2
Graphics and packaging (Stenay)	-	-	-	4.6
Graphics and packaging (Rottersac)	-	-	-	3.4
Release base papers	-	-	-	2.8
Processing	-13.3	-	-	-
Other Units	-0.2	0.1		0.1
Total	-59.0	0.1	66.8	117.1
- Discontinued Operations	-56.4	0.0	0.0	48.1
Continuing Operations	-2.6	0.1	66.8	69.0

In 2013 significant impairment charge MEUR 48.4 was recorded in fixed assets of Label and processing business which was tranferred to Munksjö Oyj (Labels -35.1) and to Perusa (Processing -13.3). An impairment charge MEUR 8.0 related to the sale of Paulinia plant in Brazil was recorded in Wipes business (HP). West Carrollton plant in Ohio, USA, belonging to Food and Medical was sold and created an impairment of MEUR -1.2. In China Composite plant was closed and impairment MEUR 1.2 posted.

In 2012, impairment charge was recorded. Additional goodwill is from Munktell acquisition in Advanced Filtration.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 33

The recoverable amount of the cash-generating units is based on value in use calculation. Projected cash flows are used in the calculations. The projected cash flows are based on EBITDA, normal replacement investments and changes in operative working capital of the business plans for the years 2014–2016. Cash flows for further years are extrapolated using a 2.2% general inflation rate. The duration of the review period is determined by the estimated economic lives of the underlying non-current assets. The same pre-tax discount rate has been used to all cash-generating units in discounting the projected cash flows. The discount rate 7.13% is based on the market view of the time-value of money and the specific risks related to the assets for which the future cash flow estimates have not been adjusted.

A Goodwill impairment test is performed twice a year. The first test is carried out in connection with the September closing and the second one in connection to December closing. In addition to these, impairment tests are performed whenever there is an indication of impairment.

According to the management estimate, there is no reasonable possibility of such a change in any key assumptions that would lead to additional impairment charges of goodwill. Sensitivity analyzes have shown that 2%-points increase in the discount rate would lead to the impairment in Crepe business. Also 20% reduction in EBITDA would result to the impairment in Crepe business.

11. Financial income and expenses

EUR million	2013	2012
Financial income		
Interest income from loans and receivables	**0.4**	1.4
Derivatives, non-hedge accounting	**0.6**	0.2
Continuing Operations	**1.0**	1.6
Financial expenses		
Interest expenses for financial liabilities at amortized cost	**-18.2**	-19.0
Interest rate derivatives, non-hedge accounting	**-0.3**	-0.3
Other financial expenses	**-2.8**	-3.4
Continuing Operations	**-21.2**	-22.7
Exchange rate differences and fair value gains and losses		
Loans and receivables	**-1.5**	0.5
Derivatives, non-hedge accounting	**1.3**	-0.6
Continuing Operations	**-0.2**	-0.1
Continuing Operations	**-20.4**	-21.2

In addition to the exchange rate differences disclosed in Financial income and expenses, consolidated operating profit included exchange rate differences of EUR -0.2 million (EUR -0.5 million in 2012) of which derivatives accounted for EUR 0.3 million (EUR -0.2 million in 2012). EUR -0.0 million (EUR -1.1 million in 2012) arising from commodity derivatives has been recognised in operating profit. Hedge accounting has not been applied in commodity derivatives.

12. Income taxes

EUR million	2013	2012
Taxes for the financial period	**-5.8**	-3.2
Taxes for previous periods	**0.0**	-1.9
Deferred tax	**9.0**	-15.3
Total income taxes	**3.2**	-20.4
Discontinued operations	**6.7**	-10.4
Continuing operations	**-3.5**	-10.0
Taxes booked to equity		
Hybrid bond	**2.1**	1.9
Other items	**0.3**	0.0
Total taxes booked to equity	**2.4**	1.9
Income tax reconciliation		
Including discontinued operations		
Tax calculated at Finnish nominal tax rate	**-13.2**	-4.8
Differences between foreign and Finnish tax rates	**1.5**	-2.1
Italian regional tax (IRAP), witholding and minimum taxes	**-2.0**	-3.2
Adjustment of taxes for previous periods	**0.0**	-1.9
Non-deductible expenses and tax exempt income	**24.0**	-0.6
Adjustments to deferred tax assets	**-6.9**	-6.3
Tax reliefs	**0.5**	1.4
Changes in statutory corporate tax rates	**-2.2**	0.4
Associated companies and other items	**1.5**	-3.3
Total income taxes	**3.2**	-20.4

Tax exempt income in 2013 consists mainly of demerger gain in consolidation. Adjustments to deferred tax assets have been booked in those group companies where assumptions regarding the utilization of tax assets have been changed or where there is no sufficient evidence of utilization of current year's loss.

In some of the Group companies income tax returns are under examination in tax audits or have been already disputed by the tax authorities.The main items under discussion relate to transfer pricing. Based on evaluation of the current state of these processes no significant tax provisions have been booked.

34 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

13. Taxes related to other comprehensive income

EUR million	2013 Before taxes	2013 Tax charge/ credit	2013 After taxes	2012 Before taxes	2012 Tax charge/ credit	2012 After taxes
Items that will not be reclassified to profit or loss						
Remeasurements of defined benefit plans	8.7	-5.2	3.5	-26.3	8.2	-18.1
Total	8.7	-5.2	3.5	-26.3	8.2	-18.1
Items that may be reclassified subsequently to profit or loss						
Translation differences	-34.0	0.0	-34.0	-14.5	0.0	-14.5
Share of other comprehensive income of equity accounted investments	-0.5	0.0	-0.5	0.0	0.0	0.0
Cash flow hedges	-0.1	0.0	-0.1	0.0	0.0	0.0
Total	-34.7	0.0	-34.7	-14.5	0.0	-14.4
Other comprehensive income	-25.9	-5.2	-31.1	-40.8	8.2	-32.5

14. Earnings per share

Earnings per share is calculated by dividing the profit for the period attributable to owners of the parent by the weighted average number of ordinary shares. The accrued interest expenses on hybrid bond for the period after taxes have an effect on earnings per share calculation. Profit or loss for the year attributable to owners of the parent is deducted by these interests. Accrued interests after taxes for the year were EUR 6.5 million (EUR 5.7 million in 2012) and the effect on earnings per share was EUR 0.14 (EUR 0.12 in 2012).

	2013	2012
Basic and diluted earnings per share		
Profit/loss for the year attributable to owners of the parent (EUR million)	61.0	1.6
Interest on hybrid bond for the year after taxes (EUR million)	-6.5	-5.7
Total including discontinued operations	54.5	-4.1
- Discontinued operations	75.9	16.4
Continuing operations	-21.5	-20.5
Weighted average number of shares during the year (1,000 shares)	46,670.6	46,670.6
Continuing operations		
Basic and diluted earnings per share (EUR)	-0.46	-0.44
Including discontinued operations		
Basic and diluted earnings per share (EUR)	1.17	-0.09

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 35

15. Property, plant and equipment

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Other tangible assets	Advances paid and construction in progress	Total property, plant and equipment
2013						
Historical cost at Jan 1	19.1	273.3	1 486.6	28.4	50.1	1,857.3
Acquisitions through business combinations	-	-	-	-	-	-
Additions	-	1.0	10.6	0.3	70.8	82.6
Disposals	-2.4	-25.3	-141.0	-11.4	-0.4	-180.4
Effect of partial demerger	-4.1	-86.6	-471.2	-8.7	-8.0	-578.8
Transfers to other asset categories	-	4.5	33.8	0.8	-39.1	0.0
Other changes	-	-	0.0	-	4.3	4.3
Translation differences	-0.5	-7.9	-35.5	-0.3	-1.3	-45.5
Historical cost at Dec 31	**12.1**	**158.9**	**883.2**	**9.0**	**76.3**	**1,139.4**
Accumulated depreciation and impairment at Jan 1	0.4	144.4	1 126.0	22.0	0.1	1,292.9
Depreciation for the year	0.0	7.1	39.7	0.7	-	47.5
Impairment losses	-0.1	4.2	11.8	-	7.2	23.1
Reversal of impairment losses	-	-	-	-	-	0.0
Disposals	-	-19.6	-136.2	-10.0	0.0	-165.9
Effect of partial demerger	0.0	-56.2	-352.3	-6.4	-0.1	-415.1
Transfers to other asset categories	-	-	-	-	-	-
Other changes	-	0.0	0.0	-	-	0.0
Translation differences	0.0	-2.8	-19.2	-0.1	-	-22.1
Accumulated depreciation and impairment at Dec 31	**0.4**	**77.1**	**669.8**	**6.0**	**7.2**	**760.4**
Book value Jan 1, 2013	**18.6**	**128.9**	**360.6**	**6.4**	**50.0**	**564.4**
Book value Dec 31, 2013	**11.7**	**81.9**	**213.5**	**2.9**	**69.0**	**379.0**
Discontinued operations	**1.1**	**2.5**	**4.6**	**0.0**	**-**	**8.2**
Continuing Operations	**10.6**	**79.4**	**208.8**	**2.9**	**69.0**	**370.8**

In 2013, no capitalized interest expenses were included in property, plant and equipment. In 2012, property, plant and equipment included EUR 0.6 million of capitalized interest expenses related to the loans taken out for building a plant in Longkou and a production line in India.

36 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Other tangible assets	Advances paid and construction in progress	Total property, plant and equipment
2012						
Historical cost at Jan 1	17.9	265.1	1,473.7	28.1	40.9	1,825.8
Acquisitions through business combinations	0.2	1.0	1.1	0.2	0.0	2.4
Additions	2.3	5.1	14.1	0.2	64.9	86.5
Disposals	-1.2	-7.5	-35.8	-1.1	-0.1	-45.8
Transfers to other asset categories	-	12.0	42.2	0.9	-55.1	0.0
Other changes	-	-	0.4	-	-	0.4
Translation differences	-0.1	-2.4	-9.0	0.0	-0.6	-12.0
Historical cost at Dec 31	19.1	273.3	1,486.6	28.4	50.1	1,857.3
Accumulated depreciation and impairment at Jan 1	0.5	138.8	1 091.5	21.6	0.0	1,252.5
Depreciation for the year	0.0	8.9	58.8	1.3	0.1	69.2
Impairment losses	-	-	-	-	-	-
Reversal of impairment losses	-0.1	-	-0.2	0.1	0.1	-0.1
Disposals	-	-2.7	-20.7	-1.0	-0.1	-24.5
Transfers to other asset categories	-	-	-	-	-	-
Other changes	-	-	0.2	-	-	0.2
Translation differences	0.0	-0.6	-3.8	0.0	0.0	-4.4
Accumulated depreciation and impairment at Dec 31	0.4	144.4	1,126.0	22.0	0.1	1,292.9
Book value Jan 1, 2012	17.4	126.3	382.2	6.5	40.9	573.3
Book value Dec 31, 2012	18.6	128.9	360.6	6.4	50.0	564.4
Discontinued Operations	7.1	42.5	125.8	2.7	13.4	191.6
Continuing Operations	11.5	86.3	234.7	3.7	36.6	372.9

Assets leased by finance lease agreements

EUR million	Land and water areas	Buildings and con-structions	Machinery and equipment	Total
2013				
Historical cost	0.4	5.9	0.4	6.7
Accumulated depreciation	-	1.9	0.2	2.1
Book value Dec 31, 2013	**0.4**	**3.9**	**0.2**	**4.6**
2012				
Historical cost	0.4	5.9	23.9	30.2
Accumulated depreciation	-	1.8	20.4	22.2
Book value Dec 31, 2012	0.4	4.1	3.5	8.0

16. Intangible assets

EUR million	Intangible rights	Goodwill	Other intangible assets	Advances paid	Total intangible assets
2013					
Historical cost at Jan 1	82.6	122.1	15.7	0.6	220.9
Acquisitions through business combinations	-	0.1	-	-	0.1
Additions	0.4	-	0.0	0.5	1.0
Disposals	-3.2	-2.7	-	-	-5.9
Effect of partial demerger	-20.6	-44.2	-3.3	-0.4	-68.5
Transfers to other asset categories	0.0	-	0.1	-0.1	0.0
Other changes	0.0	-	-	0.0	0.0
Translation differences	-5.7	-9.4	-0.3	-	-15.4
Historical cost at Dec 31	**53.4**	**66.0**	**12.2**	**0.6**	**132.2**
Accumulated amortization and impairment at Jan 1	43.3	4.9	5.8	0.0	54.1
Amortization for the year	2.9	-	0.9	-	3.8
Impairment losses	0.7	35.2	-	-	35.9
Disposals	-3.1	-2.7	-	-	-5.9
Effect of partial demerger	-4.0	-33.3	-3.1	-	-40.4
Transfers to other asset categories	-	-	-	-	-
Other changes	0.0	-	0.0	-	0.0
Translation differences	-1.8	-5.0	-0.1	-	-6.9
Accumulated amortization and impairment at Dec 31	**37.9**	**-0.8**	**3.5**	**0.0**	**40.6**
Book value Jan 1, 2013	**39.2**	**117.1**	**9.9**	**0.6**	**166.8**
Book value Dec 31, 2013	**15.5**	**66.8**	**8.7**	**0.6**	**91.6**
Discontinued Operations	**0.1**	**-**	**0.6**	**-**	**0.7**
Continuing Operations	**15.4**	**66.8**	**8.1**	**0.6**	**90.9**

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 37

EUR million	Intangible rights	Goodwill	Other intangible assets	Advances paid	Total intangible assets
2012					
Historical cost at Jan 1	84.2	119.1	10.9	0.4	214.6
Acquisitions through business combinations	0.0	8.2	5.0	-	13.2
Additions	2.4	-	-	0.3	2.7
Disposals	-0.6	-	-	-	-0.6
Transfers to other asset categories	0.2	-	0.0	-0.2	0.0
Other changes	0.0	-	-	-	0.0
Translation differences	-3.6	-5.2	-0.2	-	-9.0
Historical cost at Dec 31	82.6	122.1	15.7	0.6	220.9
Accumulated amortization and impairment at Jan 1	41.4	5.3	5.5	-	52.2
Amortization for the year	3.4	-	0.3	-	3.7
Impairment losses	-	-	-	-	-
Disposals	-0.6	-	-	-	-0.6
Transfers to other asset categories	-	-	-	-	-
Other changes	-	-	0.0	0.0	0.0
Translation differences	-0.9	-0.3	-0.1	-	-1.3
Accumulated amortization and impairment at Dec 31	43.3	4.9	5.8	0.0	54.1
Book value Jan 1, 2012	42.8	113.8	5.3	0.4	162.4
Book value Dec 31, 2012	39.2	117.1	9.9	0.6	166.8
Discontinued Operations	20.2	48.1	0.8	-	69.1
Continuing Operations	19.1	69.0	9.1	0.6	97.7

Emission rights

Ahlstrom was granted 400.672 units of CO_2 emission rights for the year 2013 of which 163.317 units to Continuing operations. As of December 31, 2013 the remaining emission rights amounted to approximately 43.260 EUA and 13.871 CER units and their market value was approximately EUR 0.2 million. No value has been recognized in the balance sheet. The rights in excess have been transferred to 2014. The sales of emission rights were EUR 0.4 million in 2013 (EUR 2.6 million in 2012).

17. Investments in associated companies

EUR million	**2013**	2012
Balance at Jan 1	**29.8**	36.6
Share of profit/loss for the period	**-5.7**	-7.1
Share of other comprehensive income of associates	**-0.5**	0.0
Additions	**15.2**	0.2
Disposals	**-2.4**	-
Balance at Dec 31	**36.3**	29.8

Ahlstrom's ownership in Jujo Thermal Oy dereased to 0% in December 2013 after Ahlstrom completed the sale of its remaining shares in Jujo Thermal Oy to Nippon Paper Industries Co., Ltd. Additions consist of AM Real Estate S.r.l. and AK Energie GmbH where Ahlstrom's ownership is 50%.

38 notes to the consolidated Financial statements ahlstrom Financials 2013 financial information of major associated company

Profit/loss ownership for the eur million domicile (%) Assets Liabilities net sales period 2013 suominen corporation Finland 26.9 238.9 160.4 433,1 -16.1 am real estate s.r.l. italy 50.0 20.6 1.5 0,0 0.3 ak energie gmbh germany 50.0 6.4 0.0 0.0 0.0

2012

Jujo thermal oy Finland 50.0 65.4 52.3 82,5 -7.8 suominen corporation Finland 27.1 278.9 182.9 410,4 -11.9 related party transactions with associated companies

eur million 2013 2012

sales of goods and services 35.5 25.6 purchases of goods and services -20.8 -22.1 trade and other receivables 5.7 13.9 trade and other payables 1.5 1.4 market prices have been used in transactions with associated companies. commitments on behalf of associated companies are shown in note 31.

18. Other investments

other investments consist of stock exchange listed munksjö shares amounting to eur 53.0 million and unlisted shares and interests amounting to eur 0.3 million (eur 0.3 million in 2012).

Non-current other investment are classified as available-for-sale financial assets.

For unlisted shares and interests the fair value cannot be measured reliably, therefore the investment is carried at cost. the munkjö shares are carried at market value.

the group has no current other investments.

19. Cash and cash equivalents

eur million 2013 2012

cash, bank accounts and interest-bearing instruments with maturities of three months or less 38.7 55.5

Cash and cash equivalents in the balance sheet 38.7 55.5 discontinued operations 0.5 2.1 continuing operations 38.2 53.4

Cash and cash equivalents (including discontinued operations) in the statement of cash flow equals to the cash and cash equivalents

(including discontinued operations) in the balance sheet.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 39

20. Deferred tax assets and liabilities

EUR million	Balance at Jan 1	Charged to income statement	Charged to other comprehensive income	Charged to equity	Acquisitions and disposals	Translation differences and other	Balance at Dec 31
2013							
Deferred tax assets							
Property, plant and equipment and intangible assets	15.5	-5.5	-	-	-0.1	-1.8	**8.1**
Employee benefit obligations	36.5	-13.6	-7.0	-	-1.4	0.0	**14.5**
Tax loss carried forward and unused tax credits	59.6	12.3	-	2.1	-2.7	-2.7	**68.6**
Other temporary differences	22.0	1.3	-	0.3	-5.5	-3.0	**15.1**
Total	133.6	-5.5	-7.0	2.4	-9.7	-7.5	**106.3**
Offset against deferred tax liabilities	-56.1	17.0	-	-	-	6.4	**-32.7**
Deferred tax assets	77.5	11.5	-7.0	2.4	-9.7	-1.1	**73.4**
- Discontinued Operations	13.9						**0.0**
Continuing Operations	63.6						**73.4**
Deferred tax liabilities							
Property, plant and equipment and intangible assets	67.4	-8.3	-	-	-23.1	-6.7	**29.3**
Other temporary differences	16.0	-6.3	-1.8	-	-0.2	-0.4	**7.3**
Total	83.4	-14.6	-1.8	0.0	-23.3	-7.1	**36.6**
Offset against deferred tax assets	-56.1	17.0	-	-	-	6.4	**-32.7**
Deferred tax liabilities	27.4	2.4	-1.8	0.0	-23.3	-0.7	**4.0**
- Discontinued Operations	15.8						**0.0**
Continuing Operations	11.6						**4.0**
2012							
Deferred tax assets							
Property, plant and equipment and intangible assets	10.9	4.6	-	-	-	-	15.5
Employee benefit obligations	29.2	-0.6	8.0	-0.1	-	-	36.5
Tax loss carried forward and unused tax credits	75.1	-17.1	-	1.9	-	-0.3	59.6
Other temporary differences	24.5	-2.2	-	-	-	-0.3	22.0
Total	139.7	-15.3	8.0	1.8	0.0	-0.6	133.6
Offset against deferred tax liabilities	-60.5	4.4	-	-	-	-	-56.1
Deferred tax assets	79.2	-10.9	8.0	1.8	0.0	-0.6	77.5
- Discontinued Operations	15.6						13.9
Continuing Operations	63.6						63.6
Deferred tax liabilities							
Property, plant and equipment and intangible assets	70.0	-1.3	-	-	1.6	-2.9	67.4
Other temporary differences	14.7	1.2	-0.2	-	0.3	-	16.0
Total	84.7	-0.1	-0.2	-	1.9	-2.9	83.4
Offset against deferred tax assets	-60.5	4.4	-	-	-	-	-56.1
Deferred tax liabilities	24.2	4.3	-0.2	-	1.9	-2.9	27.4
- Discontinued Operations	14.9						15.8
Continuing Operations	9.3						11.6

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority.

No deferred tax liability has been recognized for undistributed earnings of the subsidiaries since such earnings can either be transferred to the parent company without any tax consequences or such earnings are regarded as permanently invested in the company in question and there are no plans to distribute those earnings to the parent company in the foreseeable future. If all retained earnings would be distributed to the parent company, the withholding tax payable would not be a material amount compared to the deferred tax liability of the Group.

The utilisation of deferred tax assets of EUR 73.4 million (EUR 77.5 million in 2012) is dependant on future taxable profits including the profits arising from reversal of existing taxable temporary differences. Based on the business plans utilization of these tax assets is probable.

At December 31, 2013 the Group had tax loss carry forwards of EUR 323.1 million (EUR 275.0 million in 2012) in total, of which EUR 195.1 million (EUR 169.5 million in 2012) has no expiration period. Regarding losses amounting to EUR 95.6 million (EUR 82.6 million in 2012) no deferred tax asset was recognized due to the uncertainty of utilization of these tax loss carry forwards.

40 notes to the consolidated Financial statements ahlstrom Financials 2013

21. Inventories

eur million 2013 2012

material and supplies 42.0 64.6 Work in progress 10.2 15.4 Finished goods 56.4 103.6 advances paid 0.0 0.0

Total 108.6 183.7 discontinued operations 2.0 71.3 continuing operations 106.6 112.4

In 2013, the write-downs and reversals of write-downs for finished goods totaled eur -1.6 million (eur -2.2 million in 2012).

22. Trade and other receivables

eur million 2013 2012 non-current loan receivables 0.5 0.7 trade receivables 0,4 0.3 prepaid expenses and accrued income 2.5 3.5

Defined benefit pension asset 0.3 3.1 other receivables 5.0 4.8

Total 8.7 12.4 —discontinued operations 0.0 1.2 continuing operations 8.6 11.1 current loan receivables 0.9 1.0 trade receivables 128.6 202.2 prepaid expenses and accrued income 21.4 13.7

Derivative financial instruments 0.5 0.6 receivables from associated companies 5.7 13.9 other receivables 22.7 19.8

Total 179.9 251.1 —discontinued operations 6.9 93.7 continuing operations 173.0 157.4 the maximum exposure to credit risk at the reporting date is the carrying amount of the trade and other receivables.

impaired receivables deducted from trade receivables including discontinued operations eur million 2013 2012 Balance at Jan 1 5,2 5,3 increase 0,8 0,6 decrease -3,7 -0,6 recovery -0,1 -0,1

Balance at dec 31 2,1 5,2

impaired receivables deducted from trade receivables are mainly defined as receivables which are more that 180 days overdue if not insured or under a specific payment plan, or if for other reason it is probable that the receivable can not be collected.

Analysis of trade receivables by age including discontinued operations eur million 2013 2012

not overdue 118.5 189.9 overdue 1–30 days 11.4 21.1 overdue 31–90 days 1.9 2.3 overdue more than 90 days 2.7 2.8

Total 134.4 216.0

Specification of prepaid expenses and accrued income including discontinued operations prepaid expenses 7.4 8.6 other tax receivables 1.9 4.3 accrued interest income 1.6 1.9 accrued discounts 0.3 0.1

Accrued insurance indemnification 0.8 0.3 other 11.9 2.0

Total 23.9 17.2

the carrying amounts of trade and other receivables are reasonable approximations of their fair value.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 41

23. Capital and reserves

The following table shows the impact of changes in the number of shares:

EUR million	Number of shares (1,000)	Issued capital	Share premium	Non-restricted equity reserve	Own shares	Total
Dec 31, 2011	46,105.3	70.0	209.3	8.3	-7.4	280.1
Dec 31, 2012	46,105.3	70.0	209.3	8.3	-7.4	280.1
Partial demergers	-	-	-134.9	-	-	-134.9
Share premium reduction	-	-	-74.4	52.9	-	-21.5
Dec 31, 2013	**46,105.3**	**70.0**	**-**	**61.1**	**-7.4**	**123.7**

At December 31, 2013 Ahlstrom Corporation's share capital was EUR 70,005,912.00. The share capital is divided into 46,670,608 shares. All shares have one vote and an equal right to dividend. The shares have no nominal value.

Own shares

At December 31, 2013 a total of 269,005 of own shares were held by the parent company and a total of 296,311 company shares were held by Ahlcorp Oy, which is a management ownership company.

Reserves

The share premium reserve was formed in the demerger of A. Ahlström Osakeyhtiö in 2001. The consideration received of the new shares have been recognized in the Share premium and after September 1, 2006 in the non-restricted equity reserve. Pursuant to the LP Europe and Coated Specialties demerger plans the share premium reserve was reduced by EUR 134.9 million as result of the two partial demergers. Ahlstrom's Extraordinary General Meeting of Shareholders held on July 4, 2013 resolved the reduction of the entire share premium reserve of Ahlstrom Corporation and transfer of the reserve remaining after the demergers to the company's non-restricted equity reserve. The share premium reserve was reduced to zero and recorded on December 31, 2013 in the balance sheet of the company.

The hedging reserve comprises the fair value changes of cash flow hedges qualifying for hedge accounting. The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations as well as from the changes in fair value of the instruments that hedge the net investment in foreign subsidiaries.

Hybrid bond

At December 31, 2012 Ahlstrom had an EUR 80 million domestic hybrid bond issued in November 2009. Ahlstrom repurchased a nominal amount of 45.5 million of the bond in exchange for cash in October 2013. The repurchase price was 101 percent for the nominal amount plus the accrued interest until the settlement date October 2, 2013. Ahlstrom redeemed the remaining EUR 34.5 million at the principal amount together with accrued interest on November 25, 2013. In September 2013 Ahlstrom issued a new EUR 100 million hybrid bond. The coupon rate of the bond is 7.875% per annum. The bond has no maturity but the company may exercise an early redemption option after four years. The bond is treated as equity in the consolidated financial statements. The arrangement fees at the issuance and the interests paid are recorded in the retained earnings of equity.

Dividends

After the balance sheet date, the Board of Directors proposed a maximum dividend of EUR 0.30 per share.

42 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

24. Employee benefit obligations

As of January 1, 2013, Ahlstrom has adopted the revised IAS 19 Employee Benefits standard. As a result, Group and segment financial information for 2012 and 2011 has been restated accordingly.

The adoption of the revised IAS 19 Employee Benefits standard results in a higher operating profit, higher pension liability and lower pension assets, and reduced equity in the Group's financial figures.

BALANCE SHEET EUR million	**Reported Dec 31, 2012**	Adjustment 2012	**Restated Dec 31, 2012**
Non-current assets			
Other receivables	**54.9**	-43.8	**11.1**
Deferred tax assets	**34.7**	21.0	**55.7**
Assets classified as held for sale and distribution to owners	**473.7**	4.2	**477.9**
TOTAL EQUITY	**543.9**	-58.8	**485.1**
Non-current liabilities			
Employee benefit obligations	**44.4**	36.2	**80.6**
Deferred tax liabilities	**12.4**	-4.7	**7.6**
Liabilities directly associated with assets classified as held for sale and distribution to owners	**194.7**	8.8	**203.5**

INCOME STATEMENT EUR million	**Reported 2012**	Adjustment 2012	**Restated 2012**
Operating profit / loss	**18.6**	3.1	**21.7**
Net financial expenses	**-17.3**	-2.2	**-19.4**
Share of profit / loss of equity accounted investments	**-7.1**	0.0	**-7.1**
Profit / loss before taxes	**-5.7**	0.9	**-4.8**
Income taxes	**-10.2**	-0.2	**-10.4**
Profit / loss for the period from continuing operations	**-15.9**	0.7	**-15.2**
Discontinued operations			
Profit/loss for the period	**17.4**	0.0	**17.4**
Impairment loss recognised on the remeasurement to fair value and cost to sell	**-2.3**	0.0	**-2.3**
Profit / loss for the period from discontinued operations	**15.1**	0.0	**15.1**
Profit/loss for the period	**-0.7**	0.7	**-0.1**

BALANCE SHEET EUR million	**Reported Dec 31, 2011**	Adjustment 2011	**Restated Dec 31, 2011**
Non-current assets			
Other receivables	**51.9**	-41.5	**10.5**
Deferred tax assets	**61.2**	17.4	**78.5**
Assets classified as held for sale and distribution to owners	**42.3**	0.0	**42.3**
TOTAL EQUITY	**622.7**	-41.6	**581.1**
Non-current liabilities			
Employee benefit obligations	**73.3**	22.1	**95.3**
Deferred tax liabilities	**28.8**	-4.5	**24.2**
Liabilities directly associated with assets classified as held for sale and distribution to owners	**9.8**	0.0	**9.8**

The Group has defined benefit plans in several countries, of which the most significant are in the United States, Great Britain and Germany. The plans are in accordance with the local laws and practices and are either funded or unfunded. Funded plans are arranged in external funds and foundations separately from the Group's assets. In defined benefit plans, the pension benefit is usually determined by the number of years worked and the final salary. The obligations of defined benefit plans are defined separately for each plan based on the calculations of authorized actuaries.

Employee benefits for key management are specified in note 32.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 43

EUR million	2013	2012
Post-employment benefit plans		
Employee benefits liability recognized in the balance sheet*		
Present value of funded benefit obligations	190.0	216.0
Present value of unfunded benefit obligations	57.0	84.7
Other long-term employee benefits	1.9	4.0
Fair value of plan assets	-173.1	-188.3
Net liability at Dec 31	75.9	116.4
Amounts in the balance sheet*		
Liabilities	76.1	119.4
Assets	0.3	3.1
Net liability at Dec 31	75.9	116.4
Changes in the present value of obligations*		
Present value of defined benefit obligation at Jan 1	300.7	265.4
Current service cost	2.1	2.0
Interest cost	10.0	12.2
Actuarial gains and losses	-13.4	39.0
Gains and losses on curtailments	-17.1	-1.4
Benefits paid	-13.3	-14.9
Other changes	-13.8	-0.4
Translation differences	-8.1	-1.3
Present value of defined benefit obligation at Dec 31	247.0	300.7
Changes in the fair value of the plan assets*		
Fair value of plan assets at Jan 1	188.3	172.0
Expected return on plan assets	6.8	11.6
Actuarial gains and losses	-0.7	9.4
Contributions by employer	6.8	10.9
Benefits paid	-13.3	-14.9
Other changes	-8.6	0.0
Translation differences	-6.2	-0.7
Fair value of plan assets at Dec 31	173.1	188.3

EUR million	2013	2012
Expenses recognized in the income statement*		
Current service cost	-2.1	-2.0
Interest cost	-10.0	-12.2
Expected return on plan assets	6.8	11.6
Unrecognized prior service cost	0.0	-
Gains and losses on curtailments and settlements	3.1	1.1
Total charge (Net periodic cost)	-2.3	-1.6
Actual return on plan assets*	5.9	7.7

The Group expects to contribute EUR 5.8 million to its defined benefit plans in 2014.

Plan asset categories*		
Equity instruments	23.6%	41.6%
Debt instruments	59.3%	47.2%
Property	0.0%	0.1%
Other	17.0%	11.1%

	2013	2012
Principal actuarial assumptions*		
Europe		
Discount rate at Dec 31	2.25%–4.2%	1.0%–4.2%
Future salary increases	1.75%–4%	2.0%–3.5%
Future pension increases	1.75%–3.5%	1.75%–3.0%
North America		
Discount rate at Dec 31	3.25%–4.8%	2.6%–3.75%
Future salary increases	4.5%	4.5%–5.0%
Future pension increases	-	3.0%

The actuarial assumptions in other countries are immaterial.

Assumptions regarding future mortality are based on actuarial guidelines in accordance with published statistics and experience in each region. Mortality assumptions used in the most important countries and plans are based on the following post-retirement mortality tables: a) Germany: Richttafeln 2005 G, b) Great-Britain: projected to year 2020 PMA (92) and PFA (92) and c) the United States: RP2000. The expected return on plan assets is determined by considering the expected returns available on the assets underlying the current investment policy.

Sensitivity analyses: Discount rate impact on defined benefit obligation	Change in EUR million	Change in %
Discount rate change +0.50%	-12.7	-17%
Discount rate change -0.50%	13.9	19%

EUR million	2013	2012	2011	2010	2009
Five-year overview*					
Present value of obligations	248.9	304.7	268.4	244.4	230.6
Fair value of plan assets	-173.1	-188.3	-172.0	-149.3	-127.2
Deficit/surplus	75.9	116.4	96.4	95.1	103.4
Experience adjustments to plan liabilities	0.5	9.6	1.6	-1.9	6.4
Experience adjustments to plan assets	5.6	4.7	-1.0	0.8	6.8

* Including discontinued operations

44 notes to the consolidated Financial statements ahlstrom Financials 2013

25. Provisions

including discontinued operations

eur million restructuring environmental other Total

Balance at Jan 1, 2013 8.0 1.4 4.7 14.2 translation differences 0.0 0.0 -0.1 -0.1 increase in provisions 3.5 0.1 4.3 8.0 used provisions -4.3 -0.3 -3.8 -8.3 reversal of provisions -2.3 0.0 -3.1 -5.4

Balance at dec 31, 2013 4.9 1.3 2.2 8.3

non-current 0.7 0.6 0.2 1.4 current 4.2 0.7 2.0 6.9

Total 4.9 1.3 2.2 8.3

total provisions have decreased as a result of lp demerger. in addition to the effect of lp demerger there is no major single changes in provisions. the provisions are for the most part expected to be used within 12 months. environmental provisions have mainly been made for landscaping of dumps in Finland and sweden.

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 45

26. Interest-bearing loans and borrowings

	Fair value		Carrying amount	
EUR million	2013	2012	2013	2012
Non-current				
Loans from financial institutions	76.3	77.8	76.3	77.8
Finance lease liabilities	4.5	6.8	4.6	7.4
Other non-current loans	105.4	122.6	101.4	118.8
Total	186.1	207.2	182.3	203.9
- Discontinued Operations	-	2.8	-	2.8
Continuing Operations	186.1	204.4	182.3	201.1
Current				
Current portion of non-current loans	41.0	66.7	41.0	66.7
Current portion of finance lease liabilities	0.2	1.0	0.2	1.0
Other current loans	107.0	87.3	107.0	87.3
Total	148.2	155.0	148.2	155.0
- Discontinued Operations	-	-1.6	-	-1.6
Continuing Operations	148.2	156.6	148.2	156.6

The carrying amounts of non-current and current loans from financial institutions and other loans are measured at amortized cost using the effective interest rate. Other non-current loans includes a bond which is listed in NASDAQ OMX Helsinki. The fair value amounts of other liabilities are reasonable approximations of their carrying amounts.

In 2013, the capital weighted average interest rate for interest-bearing loans was 4.34% (3.95% in 2012).

EUR million	2013	2012
Currency distribution of non-current interest-bearing liabilities: Including discontinued operations		
EUR	150.4	157.5
USD	20.1	26.3
Others	11.8	20.1
Currency distribution of current interest-bearing liabilities: Including discontinued operations		
EUR	77.6	115.0
USD	7.9	13.9
Others	62.6	26.1

EUR million	2013	2012
Finance lease liabilities Including discontinued operations		
Minimum lease payments		
Within one year	0.3	1.3
Between one and five years	4.7	7.2
More than five years	-	0.8
Total minimum lease payments	5.1	9.3
Future finance charges	-0.3	-1.0
Present value of minimum lease payments	4.7	8.4
Present value of minimum lease payments		
Within one year	0.2	1.0
Between one and five years	4.6	6.6
More than five years	-	0.7
Present value of minimum lease payments	4.7	8.4

The Group has leased production facilities, office premises, land areas, machinery and other items of property, plant and equipment under finance lease agreements of varying duration.

27. Trade and other payables

EUR million	2013	2012
Non-current		
Other liabilities	0.0	4.9
Accrued expenses and deferred income	0.5	0.6
Total	0.5	5.5
- Discontinued Operations	0.0	0.0
Continuing Operations	0.5	5.5
Current		
Trade payables	149.0	248.5
Accrued expenses and deferred income	37.3	57.0
Derivative financial instruments	0.9	0.7
Advances received	0.7	0.9
Liabilities to associated companies	2.0	1.4
Other current liabilities	15.7	20.3
Total	205.6	328.8
- Discontinued Operations	5.4	132.5
Continuing Operations	200.2	196.2
Specification of accrued expenses and deferred income		
Including Discontinued Operations		
Accrued wages, salaries and related cost	29.6	44.7
Accrued interest expense	2.1	6.0
Other	6.5	7.0
Total	38.2	57.6

46 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

28. Carrying amounts of financial assets and liabilities by measurement categories

EUR million	Note	Financial assets/ liabilities at fair value through profit and loss	Derivatives under hedge accounting	Loans and receivables	Available-for-sale financial assets	Financial liabilities measured at amortized cost	Carrying amounts by balance sheet item	Discontinued operations	Continuing operations	IFRS fair value hierarchy level
2013										
Non-current financial assets										
Other investments	18	-	-	-	53.3	-	**53.3**	-	**53.3**	1
Other receivables	22	-	-	8.7	-	-	**8.7**	0.0	**8.6**	
Current financial assets										
Trade and other receivables	22	-	-	179.4	-	-	**179.4**	6.9	**172.5**	
Derivative financial instruments	22, 29	0.4	0.1	-	-	-	**0.5**	-	**0.5**	2
Cash and cash equivalents	19	-	-	38.7	-	-	**38.7**	0.5	**38.2**	
Carrying amount by category		**0.4**	**0.1**	**226.8**	**53.3**	-	**280.5**	**7.4**	**273.1**	
Non-current financial liabilities										
Interest-bearing loans and borrowings	26	-	-	-	-	182.3	**182.3**	-	**182.3**	
Other liabilities	27	-	-	-	-	0.5	**0.5**	-	**0.5**	
Current financial liabilites										
Interest-bearing loans and borrowings	26	-	-	-	-	148.2	**148.2**	-	**148.2**	
Trade and other payables	27	-	-	-	-	204.7	**204.7**	5.4	**199.3**	
Derivative financial instruments	27, 29	0.7	0.2	-	-	-	**0.9**	-	**0.9**	2
Carrying amount by category		**0.7**	**0.2**	-	-	**535.6**	**536.5**	**5.4**	**531.1**	
2012										
Non-current financial assets										
Other investments	18	-	-	-	0.4	-	0.4	0.1	0.3	
Other receivables	22	-	-	12.4	-	-	12.4	1.2	11.1	
Current financial assets										
Trade and other receivables	22	-	-	250.5	-	-	250.5	93.7	156.8	
Derivative financial instruments	22, 29	0.6	-	-	-	-	0.6	-	0.6	2
Cash and cash equivalents	19	-	-	55.5	-	-	55.5	2.1	53.4	
Carrying amount by category		0.6	-	318.4	0.4	-	319.4	97.1	222.3	
Non-current financial liabilities										
Interest-bearing loans and borrowings	26	-	-	-	-	203.9	203.9	2.8	201.1	
Other liabilities	27	-	-	-	-	5.5	5.5	-	5.5	
Current financial liabilites										
Interest-bearing loans and borrowings	26	-	-	-	-	155.0	155.0	-1.6	156.6	
Trade and other payables	27	-	-	-	-	328.1	328.1	132.5	195.6	
Derivative financial instruments	27, 29	0.7	-	-	-	-	0.7	-	0.7	2
Carrying amount by category		0.7	-	-	-	692.6	693.2	133.7	559.5	

All Group's financial instruments measured at fair value belong to level 2 in the IFRS 7 standard fair value hierarchy except for other investments that includes stock listed shares of Munksjö and belong to level 1 in the IFRS 7 standard fair value hierarchy .

Ahlstrom Financials 2013 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 47

29. Derivative financial instruments

EUR million	Nominal value maturing in < 1 year	> 1 year	Total	Fair value, assets maturing in < 1 year	> 1 year	Fair value, liabilities maturing in < 1 year	> 1 year
2013							
Hedge accounting							
Interest rate swaps	-	-	-	-	-	-	-
Foreign exchange forward contracts*	20.2	-	20.2	0.1	-	-0.2	-
Commodity derivatives	-	-	-	-	-	-	-
Total	**20.2**	**-**	**20.2**	**0.1**	**-**	**-0.2**	**-**
Non-hedge accounting							
Foreign exchange forward contracts*	106.6	-	106.6	0.4	-	-0.7	-
Interest rate options	10.0	-	10.0	-	-	-	-
Commodity derivatives	-	-	-	-	-	-	-
Total	**116.6**	**-**	**116.6**	**0.4**	**-**	**-0.7**	**-**
2012							
Non-hedge accounting							
Foreign exchange forward contracts*	133.3	-	133.3	0.6	-	-0.7	-
Interest rate options	-	10.0	10.0	-	0.0	-	-
Commodity derivatives	-	-	-	-	-	-	-
Total	133.3	10.0	143.3	0.6	0.0	-0.7	-

* Outstanding foreign exchange forward contracts, nominal amount of EUR 126.8 million (EUR 133.3 million in 2012) relate to the hedging of the operational, financial and investment cash flows.

The fair values of derivative financial instruments are the discounted cashflows calculated using existing forward prices of derivatives.

The fair value of derivatives has been recognised as gross in the balance sheet. Used netting agreement with some of counterparties are related to credit events and they do not require netting at the normal course of business. The group has not given or recieved collaterals relating to derivatives.

30. Operating leases

Including discontinued operations

EUR million	2013	2012
Minimum lease payments from operating lease contracts:		
Within one year	**5.8**	6.8
Between one and five years	**13.2**	14.1
More than five years	**9.2**	9.7
Total	**28.2**	30.6

Lease arrangements are mainly related to buildings and constructions as well as to machinery and equipment.

In 2013 rental expenses from operating leases booked to income statement amounted to EUR 8.0 million (EUR 8.3 million in 2012).

31. Collaterals and commitments

Including discontinued operations

EUR million	2013	2012
Mortgages	**73.2**	73.2
Pledges	**0.8**	0.8
Commitments		
Guarantees given on behalf of group companies	**22.4**	9.5
Guarantees given on behalf of associated companies	**0.0**	15.0
Capital expenditure commitments	**7.4**	22.7
Other commitments	**4.6**	2.1

The most significant capital expenditure commitments are related to the additional investments to Osnabrück plant.

Other commitments include binding contract for purchases of energy among others.

Group companies are currently not a party to any material legal, arbitration or administrative proceedings.

Operating lease commitments are specified in note 30.

48 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

32. Transactions with related parties

The Group has a related party relationship with its subsidiaries, associated companies and its management.

At Dec 31, 2013 the Group parent company and subsidiaries are as follows

	Ownership interest, %	Country
Parent company Ahlstrom Corporation		Finland
Ahlstrom Brasil Indústria e Comércio de Papéis Especiais Ltda	100.0	Brazil
Ahlstrom Fabricação de Não Tecidos Ltda	100.0	Brazil
Ahlstrom Chirnside Limited	100.0	UK
Ahlstrom Fibercomposites (Binzhou) Limited	100.0	China
Ahlstrom Fiber Composites India Private Ltd	100.0	India
Ahlstrom Helsinki Oy	100.0	Finland
Ahlstrom Japan Inc.	100.0	Japan
Ahlstrom Korea Co., Ltd	100.0	South Korea
Ahlstrom Malmédy SA	100.0	Belgium
Ahlstrom Monterrey, S. de R.L. de C.V.	100.0	Mexico
Ahlstrom Sales LLC	100.0	Russia
Ahlstrom Product & Technology Center - Shanghai	100.0	China
Ahlstrom South Africa (Pty) Ltd	100.0	South Africa
Ahlstrom Ställdalen AB	100.0	Sweden
Ahlstrom Falun AB	100.0	Sweden
Ahlstrom Warsaw Sp. Z.o.o	100.0	Poland
Ahlstrom Yulong Specialty Paper Company Limited	60.0	China
Akerlund & Rausing Kuban Holding GmbH	100.0	Germany
Fiberflow Oy	100.0	Finland
Ahlstrom Asia Holdings Pte Ltd	100.0	Singapore
PT Ahlstrom Indonesia	100.0	Indonesia
Ahlstrom Barcelona, S.A.	100.0	Spain
Ahlstrom Ibérica, S.L.	100.0	Spain
Ahlstrom Glassfibre Oy	100.0	Finland
Karhulan Teollisuuskeräys Oy	100.0	Finland
Ahlstrom Holding GmbH	100.0	Germany
Ahlstrom Munich GmbH	100.0	Germany
Ahlstrom Osnabrück GmbH	100.0	Germany
Ahlstrom Nümbrecht GmbH & Co. KG	100.0	Germany
Ahlstrom Nümbrecht Verwaltung GmbH	100.0	Germany
AK Investment GmbH	100.0	Germany
Munktell & Filtrak GmbH	100.0	Germany
Ahlstrom Industrial Holdings Limited	100.0	UK
Ahlstrom Industries	100.0	France
Ahlstrom Brignoud	100.0	France
Ahlstrom Tampere Oy	100.0	Finland
Ahlstrom Chantraine	100.0	France
Ahlstrom Research and Services	100.0	France
Ahlstrom Specialties	100.0	France
Filtres Fioroni	100.0	France
Ahlstrom Italy S.p.A.	100.0	Italy
Ahlstrom Russia Oy	100.0	Finland
Ahlstrom Tver LLC	100.0	Russia
Ahlstrom USA Inc.	100.0	USA
Ahlstrom North America LLC	100.0	USA
Ahlstrom Filtration LLC	100.0	USA
Ahlstrom Nonwovens LLC	100.0	USA
Windsor Locks Canal Company	100.0	USA
Ahlstrom West Carrollton Inc.	100.0	USA
Porous Power Technologies LLC	49.5	USA
Titanium Foreign Sales Corporation	100.0	USA

Ownership interest does not differ from the voting rights.

Ahlstrom Financials 2013 notes to the consolidated Financial statements 49

Board remuneration

eur thousand 2013 2012

Board members at december 31, 2013 pertti korhonen, chairman 97 74 peter seligson, Vice chairman 79 96 robin ahlström 41 -lori J. cross 65 68 esa ikäheimonen 65 66 daniel meyer 45 -anders moberg 74 69 former Board members nathalie ahlström 0 25 thomas ahlström 0 15 sebastian Bondestam 12 51

Total 476 463

Employee benefits for key management

Short-term employee benefits 3,470 3,359 Post-employment benefits 400 407 share-based incentive plan 0 158

Total 3,869 3,924

Executive Remuneration president and ceo Jan lång 829 689 other executive management team (emt) members 2,641 2,670

Total 3,470 3,359

The CEO and the other members of the EMT may participate in voluntary pension insurances. All such pension insurances are country-specific defined contribution plans. As regards each participant, the annual contribution of the Company to the relevant plan does not exceed his/her two month’s salary (including fringe benefits without bonuses). The participants’ pensions will be determined based on the applicable local pension rules and the amount of their savings in the aforesaid defined contribution plans. According to the terms and conditions of the plan, the CEO may retire at the age of 60, at the earliest. statutory pension cost for ceo amounted to eur 143 thousand and supplementary pension cost amounted eur 146 thousand.

Share-based incentive plan

on december 15, 2010 ahlstrom’s Board of directors approved a long-term share-based incentive plan for 2011–2015 for the executive management team (emt) and other key employees consisting in total of maximum 50 persons per earning period.

The plan will be in effect for five years and consists of three earning periods 2011–2012, 2012–2014 and 2013–2015. the plan offers a possibility to receive ahlstrom shares and cash equivalent to the amount of taxes of the total reward, if return on capital employed and earnings per share targets set by the Board for each earning period are achieved. if the targets of the plan are achieved in full for all three earning periods, the reward to be paid on the basis of the plan will in its entirety correspond to a gross value of approximately 1,000,000 shares as a maximum. transfer of the shares earned for one earning period is restricted for one year after the earning period. the accrued cost of the plan was eur 0.1 million for 2011 and the amount was reversed fully in 2012. there was no cost accrued for 2013.

the Board recommends that the president & ceo holds shares in the company corresponding in value to his annual net salary and that the other emt members hold shares in the company corresponding in value to half of their annual net salary.

“ahlstrom’s Board of directors approved Janaury 24th 2014 a new long-term share-based incentive plan for the executive management team and other key employees, consisting of approximately 50 persons as part of the remuneration and commitment program. the aim of the plan is to align the objectives of the shareholders and the key employees in order to increase the value of the company.

the plan consists of earning periods beginning on January 1, 2014; on January 1, 2015 and on January 1, 2016, and potential rewards will be paid after the end of each earning period. the shares received as reward may not be transferred during a restriction period that ends three years after the beginning of the earning period.

if the targets set by the Board of directors for the earning periods are achieved, the plan offers an opportunity to receive ahlstrom shares and a cash proportion which the company uses for taxes and tax-related costs arising from the reward to be paid. the potential reward from the first earning period will be based on the Ahlstrom Group’s net sales, earnings per share and percentage of sales from new products. as a rule, no reward will be paid if a key employee’s employment or service ends before reward payment.

If the targets are achieved in full for the first earning period of year

2014, the gross reward to be paid will correspond to a value of a maximum total of 390,000 shares and a cash proportion used for taxes and tax-related costs arising from the reward to be paid.

the Board of directors decided that the president & ceo must hold 40 percent of the shares received on the basis of the plan as long as his service as the president and ceo continues, and the other members of the executive management team must hold 40 percent of the shares received on the basis of the plan for two years after the end of a three-year earning period or after the end of the restriction period.

50 notes to the consolidated Financial statements ahlstrom Financials 2013

Share ownership plan for EMT

on august 17, 2010 the Board decided on a new share ownership plan for the group’s executive management team (emt). the purpose of the ownership plan is to support the shareholding of the emt members in the company. Ahlstrom finances the management’s holding company Ahlcorp Oy as part of a system which enables significant long-term shareholding by the management in the company. the president and

CEO and a group of EMT members personally invested a significant amount of their own funds in ahlstrom shares through a holding company, ahlcorp oy. due to the u.s. legal requirements, former emt member William casey acquired ahlstrom shares directly. the plan harmonizes the benefits of the company and its management and supports the achievement of ahlstrom’s strategic objectives.

as part of the plan, ahlcorp oy and William casey purchased ahlstrom corporation shares worth eur 4.9 million from the market. the purchase was financed with a capital investment of the executive team members in ahlcorp oy as well as with an interest-bearing loan of eur 3.8 million granted to ahlcorp oy and William casey by ahlstrom corporation. as the plan was continued in 2013, the loan repayment was postponed from december 2013 accordingly. ahlcorp oy has the right to repay the loan at any time and is obligated to prepay the loan by selling shares it holds in ahlstrom corporation if the share price exceeds a certain predetermined value.

the plan was postponed by one year by the Board of ahlstrom in accordance with the terms of the shareholders agreement. in 2013 and 2014, the arrangement was planned to continue one year at a time if the price of ahlstrom corporation’s share in october–november of these years is lower than the price paid by ahlcorp oy for these shares. While the plan is in effect, selling shares of ahlstrom corporation held by ahlcorp oy is restricted.

33. Subsequent events after the balance sheet date

The Group’s management does not have knowledge of any significant events after the balance sheet date, which would have had an impact on the financial statements.

ahlstrom expands its rightsizing program from the previously communicated eur 35 million to eur 50 million. the majority of the planned actions related to the rightsizing program will be realized by the end of 2014, and the full impact of the program is expected to be visible in 2015.as a result of the planned program, ahlstrom’s personnel is estimated to be reduced by approximately 400 people globally at the maximum, instead of the earlier estimated 350 people as communicated with the previous cost savings target on august 7, 2013. ahlstrom plans to book non-recurring costs of approximately eur 15 million related to rightsizing during the years 2014–2015. the company will continue to provide an update on the progress with the rightsizing program in its quarterly financial reporting.

ahlstrom and suominen corporation agreed 10. January 2014 on the sale of the shares of ahlstrom Fabricação de não-tecidos ltda to suominen. the company operates the Brazilian plant of ahlstrom’s former home and personal business area. ahlstrom sold its wipes business, the home and personal business area, to suominen october 2011, but the transfer of the paulínia plant in Brazil was prolonged due to delays in certain required official permissions and subsequent renegotiations between suominen and ahlstrom. the enterprise value of the transaction is agreed at eur 17.5 million. the plant sold is located in paulínia, Brazil and was built in 2008 and employs approximately 40 people. all employees will be transferred to suominen at the closing of the transaction, which is expected to take place in February 2014.

ahlstrom sold 7th of January 2,314,000 shares in munksjö oyj for approximately eur 11.8 million. ahlstrom’s holding in munksjö is included in other investments in the balance sheet and is valued at fair value. ahl-strom will book a capital loss of eur 0.7 million from the transaction in its Q1/2014 financial accounts. Based on a price risk sharing agreement between ahlstrom and eQt, ahlstrom is entitled to compensation from eQt in munksjö shares for 50% of the difference between the original subscription price of the sold shares and the selling price. due to the agreement Ahlstrom has recorded in the 2013 financial accounts an income of eur 3.8 million and will record a further income of 0.4 million in its Q1/2014 financial accounts. In total, the impact on Ahlstrom’s equity will be negative eur 0.4 million.

Ahlstrom Financials 2013 CONSOLIDATED FINANCIAL STATEMENTS 51

KEY FIGURES

EUR million	2013	2012	2011	2010	2009
Financial indicators					
Net sales	1,336.1	1,598.6	1,852.6	1,894.2	1,596.1
Net sales - Continuing Operations	1,014.8	1,010.8	1,025.8		
Personnel costs	268.2	304.7	353.8	350.0	337.8
% of net sales	20.1	19.1	19.1	18.5	21.2
Personnel costs - Continuing Operations	219.2	213.3	228.4		
% of net sales	21.6	21.1	22.3		
Depreciation and amortization	51.3	72.9	92.3	104.8	106.7
Depreciation and amortization - Continuing Operations	51.3	52.4	59.3		
Impairment charges	59.0	-0.1	32.7	0.2	31.1
Impairment charges - Continuing Operations	2.6	-0.1	10.8		
Operating profit	-32.9	54.8	2.0	53.7	-14.6
% of net sales	-2.5	3.4	0.1	2.8	-0.9
Operating profit - Continuing Operations	10.7	21.8	0.2		
% of net sales	1.1	2.2	0.0		
Net interest expense	18.2	18.8	16.6	21.4	23.3
% of net sales	1.4	1.2	0.9	1.1	1.5
Net interest expense - Continuing Operations	17.4	17.7	14.6		
% of net sales	1.7	1.8	1.4		
Profit before taxes	53.8	20.4	-27.0	25.5	-40.1
% of net sales	4.0	1.3	-1.5	1.3	-2.5
Profit before taxes - Continuing Operations	-15.4	-6.4	-24.4		
% of net sales	-1.5	-0.6	-2.4		
Profit for the period attributable to owners of the parent	61.0	1.6	-32.2	17.9	-32.9
% of net sales	4.6	0.1	-1.7	0.9	-2.1
Interest on hybrid bond for the period after taxes	6.5	5.7	5.6	5.6	0.6
Capital employed (end of period)	671.8	844.1	913.3	1 058.5	1 101.5
Capital employed (end of period) - Continuing Operations	675.1	715.3	721.2		
Interest-bearing net liabilities	291.7	303.4	237.8	330.1	395.9
Total equity	341.4	485.1	581.1	703.8	685.6
Return on capital employed (ROCE), %	-4.3	5.0	-0.1	5.0	-1.1
Return on capital employed (ROCE), % - Continuing Operations	0.9	2.3	-0.3		
Return on equity (ROE), %	13.8	0.0	-5.0	2.6	-5.0
Equity ratio, %	35.2	36.2	41.3	45.6	44.8
Gearing ratio, % (Net debt to equity ratio)	85.5	62.5	40.9	46.9	57.7
Capital expenditure, including acquisitions	85.0	111.7	71.4	62.3	63.8
% of net sales	6.4	7.0	3.9	3.3	4.0
Capital expenditure, including acquisitions - Continuing Operations	76.2	95.4	50.8		
% of net sales	7.5	9.4	5.0		
R&D expenditure	19.9	18.6	19.3	20.3	21.6
% of net sales	1.5	1.2	1.0	1.1	1.4
R&D expenditure - Continuing Operations	19.3	17.1	16.1		
% of net sales	1.9	1.7	1.6		
Net cash from operating activities	41.0	78.7	83.7	167.5	209.6

52 CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2013

EUR million	2013	2012	2011	2010	2009
Number of employees, year-end	**3,573**	5,145	5,223	5,688	5,841
Number of employees, year-end - Continuing Operations	**3,536**	3,829	3,918		
Number of employees, annual average	**4,490**	5,141	5,666	5,823	5,993
Net sales per employee, EUR thousands	**298**	311	327	325	266
Number of employees, annual average - Continuing Operations	**3,744**	3,825	3,867		
Net sales per employee, EUR thousands	**271**	264	265		
Share indicators					
Earnings per share, EUR	**1.17**	-0.09	-0.81	0.26	-0.72
Earnings per share, EUR - Continuing Operations	**-0.46**	-0.44	-0.62		
Earnings per share, diluted, EUR	**1.17**	-0.09	-0.81	0.26	-0.72
Effect of the interest on hybrid bond for the period after taxes, EUR	**0.14**	0.12	0.12	0.12	0.01
Equity per share, EUR	**5.04**	8.50	10.60	13.48	12.98
Dividend per share, EUR	***0.30**	0.63	1.30	0.88	0.55
Payout ratio, %	**25.6**	n/a	n/a	338.5	n/a
Number of outstanding shares at the end of the period (1,000 shares)	**46,105.3**	46,105.3	46,105.3	46,224.3	46,670.6
Own shares held by the parent company at the end of the period (1,000 shares)	**269.0**	269.0	269.0	150.0	-
Shares held by Ahlcorp Oy at the end of the period (1,000 shares)	**296.3**	296.3	296.3	296.3	-
Total number of shares at the end of the period (1,000 shares)	**46,670.6**	46,670.6	46,670.6	46,670.6	46,670.6
Average number of shares during the period (1,000 shares)	**46,670.6**	46,670.6	46,670.6	46,670.6	46,670.6
Average number of outstanding shares during the period (1,000 shares)	**46,105.3**	46,105.3	46,281.8	46 514.2	46,670.6

Net sales and operating profit are determined in the accounting principles of the consolidated financial statements.
* The Board of Directors' proposal to the Annual General Meeting.

CALCULATION OF KEY FIGURES

Interest-bearing net liabilities	Interest-bearing loans and borrowings - Cash and cash equivalents - Other investments (current)
Equity ratio, %	$\frac{\text{Total equity}}{\text{Total assets - Advances received}} \times 100$
Gearing ratio, %	$\frac{\text{Interest-bearing net liabilities}}{\text{Total equity}} \times 100$
Return on equity (ROE), %	$\frac{\text{Profit (loss) for the period}}{\text{Total equity (annual average)}} \times 100$
Return on capital employed (ROCE), %	$\frac{\text{Profit (loss) before taxes + Financing expenses}}{\text{Total assets (annual average) - Non-interest bearing liabilities (annual average)}} \times 100$
Earnings per share, EUR	$\frac{\text{Profit for the period attributable to owners of the parent - Interest on hybrid bond for the period after taxes}}{\text{Average number of shares during the period}}$
Equity per share, EUR	$\frac{\text{Equity attributable to owners of the parent}}{\text{Number of outstanding shares at the end of the period}}$
Dividend per share, EUR	$\frac{\text{Dividends paid for the period}}{\text{Number of outstanding shares at the end of the period}}$
Payout ratio, %	$\frac{\text{Dividend per share}}{\text{Earnings per share}} \times 100$

Ahlstrom Financials 2013 parent company Financial statements, Fas 53 income stAtement

eur million note 2013 2012

net sales 1 75.4 82.8

other operating income 2.5 0.3

personnel costs 2 -11.1 -11.7

depreciation and amortization 9 -1.2 -0.8

other operating expense 3 -56.9 -59.2

-69.2 -71.7

Operating profit 8.6 11.4

Financing income and expense

dividend income 4 4.4 11.2

Interest and other financing income 5 6.7 5.9

reduction in value of investments held as non-current assets -49.4 -59.2

Interest and other financing expense 6 -21.9 -21.5

gains and losses on foreign currency 0.0 -0.3

-60.2 -63.9

Profit/loss before extraordinary items -51.6 -52.5

extraordinary items

extraordinary income 7 3.4 3.0

Profit/loss before appropriations and taxes -48.2 -49.5

Appropriations

change in cumulative accelerated depreciation -0.1 -0.4

income taxes 8 0.1 0.0

Profit/loss for the period -48.3 -49.9

54 parent company Financial statements, Fas ahlstrom Financials 2013

BAlAnce sheet

eur million note dec 31, 2013 dec 31, 2012

Assets

non-current assets

intangible assets 9

intangible rights 3.6 4.4

advances paid 0.6 0.5

4.2 4.9

tangible assets 9

land and water areas 0.4 0.4

machinery and equipment 0.7 0.1

other tangible assets 0.1 0.1

1.2 0.6

long-term investments 10

shares in group companies 772.1 995.5

receivables from group companies 0.5 2.0

shares in associated companies 39.9 28.7

shares in other companies 52.9 0.5

865.4 1 026.7

current assets

long-term receivables

receivables from group companies 16 92.8 163.6

loans receivable 0.3 0.4

deferred tax assets 15 3.3 1.0

prepaid expenses and accrued income 11 1.0 1.3

97.4 166.3

short-term receivables

trade receivable 0.3 0.0

receivables from group companies 16 40.7 65.4

receivables from associated companies—6.8

deferred tax assets 15 2.5 5.2

prepaid expenses and accrued income 11 1.2 1.2

44.8 78.6

cash and cash equivalents 0.6 9.4

Total assets 1.013.6 1.286.5

Ahlstrom Financials 2013 parent company Financial statements, Fas 55 eur million note dec 31, 2013 dec 31, 2012

shareholders’ equity and liabilities

Shareholders’ equity 12

share capital 70.0 70.0

share premium—187.8

non-restricted equity reserve 61.1 8.3

retained earnings 488.6 567.8

Profit/loss for the period -48.3 -49.9

571.5 783.9

Appropriations

cumulative accelerated depreciation 0.7 0.5

provisions for contingencies 14 3.9 4.0

Liabilities

long-term liabilities 13

hybrid bond 100.0 -

Bonds 99.7 99.5

Loans from financial institutions 64.4 57.6

pension loans 1.2 19.1

loans from associated companies 17 0.5 -

265.8 176.2

short-term liabilities

hybrid bond—80.0

Loans from financial institutions 64.9 101.2

pension loans 17.9 17.9

trade payables 2.7 3.9

liabilities to group companies 16 78.5 110.1

other short-term liabilities 0.5 1.4

accrued expenses and deferred income 18 7.3 7.4

171.7 321.9

Total liabilities 437.6 498.1

Total shareholders’ equity and liabilities 1,013.6 1,286.5

56 parent company Financial statements, Fas ahlstrom Financials 2013

stAtement of cAsh flows

eur million 2013 2012

Cash flow from operating activities

Operating profit 8.6 11.4

depreciation. amortization and write-downs 1.2 0.8

other adjustments -2.6 -0.5

Operating profit before change in net working capital 7.2 11.7 change in net working capital 3.7 -4.8

cash generated from operations 10.9 6.9

interest income 5.7 4.7

Interest and other financing expense -19.6 -20.9

gains and losses on foreign currency -0.7 -2.1

income taxes -1.1 -1.2

net cash from operating activities -4.8 -12.6

Cash flow from investing activities

capital expenditures -1.5 -2.7

capital injections in group companies -171.9 -18.2

acquisitions of associated companies—0.0

investments in other long-term investments -78.5 -

capital repayments from group companies 41.8 96.9

proceeds from sale of group companies—0.4

proceeds from sale of associated companies 2.7 -

proceeds from sale of long-term investments 4.1 -

proceeds from sale of non-current assets —2.0

dividends received 4.4 11.2

net cash used in investing activities -198.9 85.6

Cash flow from financing activities

change in notes receivable and short-term investments 85.5 -67.7 change in long-term debt -14.6 -41.5

change in short-term debt -21.3 50.0

dividends paid -29.3 -60.4

effect of partial demergers 170.6 -

group contributions 4.0 1.6

Net cash used in financing activities 194.9 -118.0

Net change in cash and cash equivalents -8.8 -45.0

cash and cash equivalents at the beginning of the period 9.4 54.4

Cash and cash equivalents at the end of the period 0.6 9.4

Ahlstrom Financials 2013 parent company Financial statements, Fas 57

Accounting principles

Company information

ahlstrom corporation is the parent company of the ahlstrom group and acts as a holding company for its subsidiaries. the parent company coordinates the treasury functions of ahlstrom and also the group internal financing. In addition, the parent company sells sales, management and other administrative services to its subsidiaries. the shares of ahlstrom corporation are listed on the nasdaQ omx helsinki.

Basis of preparation

The financial statements of the company have been prepared in euro and in accordance with the requirements of Finnish accounting act and other acts and accounting principles generally accepted in

Finland. The consolidated financial statements of Ahlstrom Group have been prepared in accordance with international Financial reporting standards (iFrs), and the parent company complies with the group’s accounting principles whenever this has been possible.

Non-current assets

intangible and tangible non-current assets are stated at historical cost less accumulated depreciation or amortization. depreciation and amortization are calculated on a straight line basis over the estimated useful lives of the assets as follows:

trademarks, patents and licenses 5–20 years computer software 3–5 years machinery and equipment 3–10 years

Foreign currency translation

transactions in foreign currencies are translated into the functional currency using the exchange rates prevailing at the date of the transaction. monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Foreign exchange gains or losses arising from translation are recognized in the financial income and expenses in the income statement.

Derivative financial instruments

The derivative financial instruments include foreign exchange forward contracts and an interest rate option. they are used for hedging purposes, to decrease currency and interest rate risk.

derivative contracts are initially recognised at fair value and subsequently re-measured at their fair value through profit and loss.

Extraordinary items

The extraordinary items in the financial statements include group con-

tributions granted or received and the related income tax effects.

Income taxes

deferred taxes are provided for temporary differencies arising be-

tween the carrying amounts in the balance sheet and the tax bases of assets and liabilities as well as for tax losses carried forward using the relevant enacted tax rate. a deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be availa-

ble, against which the temporary differences can be utilized.

Leasing

payments made under operating leases, or under rental agreements,

are expensed as incurred.

Pension plans

A statutory pension liability and supplementary pension benefits are funded through compulsory insurance policies. payments to pension insurance institutions are determined by the insurance institution ac-

cording to prescribed actuarial calculations. pension insurance premi-

ums are charged to income. in Finland, the accrued pension liabilities not covered by insurance policies and their changes are recorded in the balance sheet and income statement according to accounting principles generally accepted in Finland.

Hybrid bond

the subordinated hybrid bond is reported in the balance sheet under liabilies. interest payable under the loan terms is accrued over the loan period. the arrangement fee is recognized as expense on the date of issue.

58 parent company Financial statements, Fas ahlstrom Financials 2013

1. Distribution of net sales

eur million 2013 2012

usa 16.7 15.8 France 15.8 21.6 germany 9.3 7.8 italy 8.4 11.8 Finland 6.7 7.2 Brazil 5.1 7.2 united kingdom 3.2 2.8 sweden 3.2 2.5 south korea 2.8 2.3 Belgium 1.5 1.3 russia 1.4 1.3 other 1.3 1.2

Total 75.4 82.8

2. Personnel costs

eur million 2013 2012

remuneration of board members -0.5 -0.5 remuneration and bonuses of managing director -0.8 -0.7 other wages and salaries -7.8 -8.2 pension costs -1,5 -1.8 other wage-related costs -0.5 -0.5

Total -11.1 -11.7

the president and ceo and the other members of the corporate executive team may participate in voluntary pension insurances. all such pension insurances are defined contribution plans. According to the terms and conditions of the plan, the president and ceo may retire at the age of 60, at the earliest. during the year 2013 statutory pension cost for ceo amounted to eur 143 thousand and supplementary pension cost amounted to eur 146 thousand.

2013 2012

Average number of personnel salaried 76 88

3. Auditors’ fees

eur million 2013 2012

to pricewaterhousecoopers audit -0.1 -0.2 tax services 0.0 0.0 other services -0.1 -0.5

Total -0.2 -0.7

4. Dividend income

eur million 2013 2012

from group companies 4.4 11.2

5. Interest and other financing income

eur million 2013 2012

from group companies 6.0 5.5 from others 0.7 0.4

Total 6.7 5.9

6. Interest and other financing expense

eur million 2013 2012

to group companies -0.8 -0.5 to others -21.1 -21.0

Total -21.9 -21.5

7. Extraordinary items

eur million 2013 2012

group contributions 4.5 4.0 tax related to extraordinary items -1.1 -1.0

Total 3.4 3.0

8. Income taxes

eur million 2013 2012

taxes for current and previous years -0.9 -1.2 deferred taxes -0.1 0.2 tax related to extraordinary items 1.1 1.0

Income taxes in the income statement 0.1 0.0

Ahlstrom Financials 2013
PARENT COMPANY FINANCIAL STATEMENTS, FAS 59

9. Intangible and tangible assets

EUR million	Intangible rights	Land and water areas	Machinery and equipment	Other tangible assets
2013				
Historical cost at Jan 1	8.6	0.4	0.3	0.6
Increases	0.8	-	0.7	-
Decreases	-0.4	-	-	-
Historical cost at Dec 31	**9.0**	**0.4**	**1.0**	**0.6**
Accumulated depreciation and amortization at Jan 1	3.7	-	0.2	0.5
Depreciation and amortization for the fiscal year	1.1	-	0.1	-
Decreases	-	-	-	-
Accumulated depreciation and amortization at Dec 31	**4.8**	**-**	**0.3**	**0.5**
Book value at Dec 31, 2013	**4.2**	**0.4**	**0.7**	**0.1**
2012				
Historical cost at Jan 1	6.0	0.4	0.2	0.6
Increases	2.6	-	0.1	-
Decreases	-	-	-	-
Historical cost at Dec 31	8.6	0.4	0.3	0.6
Accumulated depreciation and amortization at Jan 1	2.9	-	0.2	0.5
Depreciation and amortization for the fiscal year	0.8	-	-	-
Decreases	-	-	-	-
Accumulated depreciation and amortization at Dec 31	3.7	-	0.2	0.5
Book value at Dec 31, 2012	4.9	0.4	0.1	0.1

10. Long-term investments

EUR million	Shares in Group companies	Receivables from Group companies	Shares in associated companies	Shares in other companies
2013				
Historical cost at Jan 1	1,037.7	15.0	32.7	0.5
Increases	171.9	-	19.7	78.6
Decreases	-370.2	-1.5	-12.5	-0.4
Historical cost at Dec 31	**839.4**	**13.5**	**39.9**	**78.7**
Accumulated impairment at Jan 1	42.2	13.0	4.0	-
Impairment for the fiscal year	25.1	-	-	25.8
Decreases	-	-	-4.0	-
Accumulated impairment at Dec 31	**67.3**	**13.0**	**-**	**25.8**
Book value at Dec 31, 2013	**772.1**	**0.5**	**39.9**	**52.9**
2012				
Historical cost at Jan 1	1,097.3	23.0	32.7	0.5
Increases	39.4	-	0.0	-
Decreases	-99.0	-8.0	-	-
Historical cost at Dec 31	1,037.7	15.0	32.7	0.5
Accumulated impairment at Jan 1	2.1	-	-	-
Impairment for the fiscal year	42.2	13.0	4.0	-
Decreases	-2.1	-	-	-
Accumulated impairment at Dec 31	42.2	13.0	4.0	-
Book value at Dec 31, 2012	995.5	2.0	28.7	0.5

At December 31, 2013 the company held a total of 66,666,666 shares in an associated company, Suominen Oyj of balance sheet value at historical cost EUR 30.0 million. The market value of the shares was EUR 32.0 million. At the end of the year 2013 the company owned 9,081,220 shares in Munksjö Oyj of balance sheet value EUR 49.0 million which was the market value of the shares. Munksjö shares are presented in other shares.

60 PARENT COMPANY FINANCIAL STATEMENTS, FAS Ahlstrom Financials 2013

11. Prepaid expenses and accrued income

EUR million	2013	2012
Long-term		
Loan arrangement fees	**1.0**	1.3
Short-term		
Accruals of hedging contracts	**0.4**	0.5
Loan arrangement fees	**0.6**	0.5
Other	**0.3**	0.2
Total	**1.2**	1.2

12. Shareholders' equity

EUR million	2013	2012
Balance at Jan 1	**783.9**	894.3
Dividends paid	**-29.2**	-60.3
Donations	**-0.1**	-0.1
Effect of partial demerger	**-134.9**	-
Net profit	**-48.3**	-49.9
Balance at Dec 31	**571.5**	783.9

At December 31, 2013 share capital amounted to EUR 70,005,912.00. The share capital is divided into 46,670,608 shares. All shares have one vote and equal right to dividend.

13. Maturity profile of long-term liabilities

EUR million	2015	2016	2017	2018	2019-	Total
2013						
Hybrid bond	-	-	100.0	-	-	100.0
Bonds	99.7	-	-	-	-	99.7
Loans from financial institutions	15.5	13.9	30.0	5.0	-	64.4
Pension loans	1.2	-	-	-	-	1.2
Loans from associated companies	-	-	-	0.5	-	0.5
Total	**116.4**	**13.9**	**130.0**	**5.6**	**-**	**265.8**

EUR million	2014	2015	2016	2017	2018-	Total
2012						
Hybrid bond	-	-	-	-	-	-
Bonds	-	99.5	-	-	-	99.5
Loans from financial institutions	17.2	15.7	14.1	5.3	5.3	57.6
Pension loans	17.9	1.2	-	-	-	19.1
Total	35.1	116.4	14.1	5.3	5.3	176.2

14. Provisions for contingencies

EUR million	2013	2012
Environmental responsibility	**0.1**	0.1
Pension and other employee benefit plan liabilities	**3.8**	3.8
Total	**3.9**	3.9

15. Deferred tax assets

EUR million	2013	2012
Long-term assets	**3.3**	1.0
Short-term assets	**2.5**	5.2
Total	**5.8**	6.2
Arising from:		
Temporary differences	**5.8**	6.2

16. Receivables from and liabilities to Group companies

EUR million	2013	2012
Long-term notes receivable	**92.8**	163.6
Trade receivables	**2.0**	1.2
Notes receivable	**33.4**	59.3
Prepaid expenses and accrued income	**5.3**	4.8
Total	**133.5**	228.9
Trade payables	**0.9**	0.4
Accrued expenses and deferred income	**0.3**	0.3
Other short-term liabilities	**77.4**	109.4
Total	**78.6**	110.1

17. Receivables from and liabilities to associated companies

EUR million	2013	2012
Trade receivables	**-**	6.8
Long-term loans	**0.5**	-

Ahlstrom Financials 2013 parent company Financial statements, Fas 61

18. Accrued expenses and

deferred income

eur million 2013 2012

short-term

accrued personnel costs 2.9 3.8

accrued interest expense 3.2 2.6

accruals of hedging contracts 0.9 0.7

other 0.3 0.3

Total 7.3 7.4

19. Commitments and contingent liabilities

eur million 2013 2012

For commitments of group companies: guarantees 201.5 138.0 For commitments of associated companies: guarantees—15.0 leasing commitments current portion 1.6 1.6 long-term portion 8.7 9.7

20. Shares in subsidiaries

The list of subsidiaries can be found in note 32 to the consolidated financial statements.

21. Nominal and fair values of derivative financial instruments nominal values fair values

eur million 2013 2012 2013 2012

interest rate derivatives

interest rate options 10.0 10.0 0.0 0,0

Foreign exchange derivatives

Foreign exchange forward contracts 115.9 126.8 -0.5 -0.2

Derivatives are hedging transactions in line with Ahlstrom Group hedging policy. More information of financial risks can be found in note 1 to the consolidated financial statements.

62 proposal For the distriBution oF proFits ahlstrom Financials 2013

proposAl for the distriBution of profits

the parent company’s balance sheet on december 31, 2013 shows:

eur retained earnings 488,574,662.19 non-restricted equity reserve 61,146,256.56 loss for the period -48,258,203.03 total distributable funds 501,462,715.72 the Board of directors proposes to the annual general meeting to be held on march 25, 2014 as follows.

- a dividend of eur 0.30 per share to be paid from the retained earnings partly in munksjö oyj’s shares and partly in cash corresponding to the aggregate maximum amount of 14,001,182.40—to be reserved for donations at the discretion of the Board of directors 70,000.00—to be retained in non-restricted equity reserve 61,146,256.56—to be retained in retained earnings 426,245,276.76 501,462,715.72 the suggested dividend record date is march 28, 2014 and the dividend in munksjö oyj’s shares will be paid on april 4, 2014 and the dividend in cash will be paid on april 8, 2014.

helsinki, January 30, 2014 pertti korhonen robin ahlström lori J. cross esa ikäheimonen daniel meyer anders moberg peter seligson

Jan lång president & ceo

Ahlstrom Financials 2013 auditor’s report 63

Auditor’s report

To the Annual General Meeting of Ahlstrom Oyj

We have audited the accounting records, the financial statements, the report of the Board of directors and the administration of ahlstrom oyj for the period 1 January–31 December 2013. The financial statements comprise the consolidated statement of financial position, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements.

Responsibility of the Board of Directors and the Managing Director

the Board of directors and the managing director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with international Financial reporting standards (iFrs) as adopted by the eu, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of directors in Finland. the Board of directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the

Board of directors based on our audit. the auditing act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of directors are free from material misstatement, and whether the members of the Board of directors of the parent company or the managing director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the limited liability companies act or the articles of association of the company.

an audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of directors. the procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. in making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. an audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of directors.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on the Consolidated Financial Statements

In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting standards (iFrs) as adopted by the eu.

Opinion on the Company’s Financial Statements and the Report of the Board of Directors

In our opinion, the financial statements and the report of the Board of directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in

Finland. the information in the report of the Board of directors is consistent with the information in the financial statements.

helsinki 13 February 2014

pricewaterhousecoopers oy authorised public accountants

eero suomela authorised public accountant